UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Pentair, Inc.

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PENTAIR, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2011
To our Shareholders:
     Our Annual Meeting of Shareholders will be held at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Thursday, April 28, 2011, at 10:00 a.m., for the following purposes:
1.	to elect three directors;

2.	to consider an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

3.	to consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;

4.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;
and to transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting. We are not aware of any items of other business to be presented at the Annual Meeting.
     The Board of Directors has fixed the close of business on March 4, 2011 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, you are only entitled to vote if you were a shareholder of record at the close of business on that date. Our transfer books will not be closed.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2011: The Pentair, Inc. proxy statement for the 2011 Annual Meeting of Shareholders and the 2010 Annual Report to Shareholders are available at https://materials.proxyvote.com/709631.
By Order of the Board of Directors
Angela D. Lageson, Secretary
Minneapolis, Minnesota
March 24, 2011
IMPORTANT: Your vote is very important. To legally hold an Annual Meeting, a majority of the outstanding shares must be in attendance. We encourage you to vote your proxy as soon as possible. You may vote by Internet or telephone as described in the voting instructions on the proxy; or date, sign and return the proxy in the enclosed envelope. You may vote in person at the Annual Meeting even if you submit your proxy by Internet, phone or mail.

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
PENTAIR, INC.
TO BE HELD ON THURSDAY, APRIL 28, 2011

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
PENTAIR, INC.
TO BE HELD ON THURSDAY, APRIL 28, 2011
     This Proxy Statement, the accompanying proxy card and our Annual Report to Shareholders are being mailed on or about March 24, 2011. Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
QUESTIONS AND ANSWERS ON THE SOLICITATION AND VOTING
What is a proxy?
     A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You vote your proxy by submitting the enclosed proxy card, by telephone or over the Internet.
Why did I receive more than one proxy card?
     You will receive multiple proxy cards if you hold your shares in different ways (for example, joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards or otherwise vote your proxy as indicated in the materials you receive with this Proxy Statement. You should vote your proxy for each separate account you have.
Who is qualified to vote?
     You are qualified to receive notice of the Annual Meeting and to vote if you owned shares of our Common Stock at the close of business on our record date of March 4, 2011.
How many shares of Common Stock may vote at the Annual Meeting?
     As of March 4, 2011, there were 98,418,510 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
     These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Bank, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee on your behalf, you are a “street name” holder.
How do I vote my shares?
     If you are a “shareholder of record,” you have three choices. You can vote your proxy:
•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the Internet.

     Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.
     If you hold your shares in “street name,” your broker/banker/trustee/nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the Annual Meeting?
     If you are a “shareholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.
What are the Board’s recommendations on how I should vote my shares?
     The Board recommends that you vote your shares as follows:
Proposal 1 —	FOR the election of three nominees for election to our Board with terms expiring at the 2014 Annual Meeting of Shareholders.

Proposal 2 —	FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3 —	FOR holding the advisory vote on the compensation of our named executive officers every year.

Proposal 4 —	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
What are my choices when voting?
Proposal 1 —	You may cast your vote in favor of or against electing a nominee as a director, or you may elect to abstain from voting for any or all of the nominees.

Proposal 2 —	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 —	You may cast your vote to have the advisory vote on the compensation of our named executive officers every one, two or three years, or you may elect to abstain from voting your shares.

Proposal 4 —	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
     If you submit your signed proxy without indicating how you want your shares to be voted, the persons named on the proxy card will vote your shares according to the Board’s recommendations that are listed above.
     As to any other business that may properly come before the Annual Meeting, the persons named on the proxy card will vote in accordance with their best judgment. We do not presently know of any other business.
     If your shares are held in the name of a bank or brokerage firm, the bank or brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New

York Stock Exchange (“NYSE”) listing standards. For the election of directors, the proposal on the compensation of our named executive officers and the proposal on the frequency of an advisory vote on the compensation of our named executive officers, the bank or brokerage firm has no discretionary authority to vote your shares.
What if I do not direct the custodian of my shares how to vote my shares?
     If your shares are held by a custodian, such as a bank or brokerage firm, and you do not direct them how to vote, your shares may not be voted at all, or they may be voted only on Proposal 4, ratifying our independent registered public accounting firm for 2011.
     We urge you to carefully consider all of the proposals and direct your custodian to vote your shares as you wish. Your custodian may not vote for or against directors without your direction. We are concerned that smaller shareholders may not direct their custodians to vote their shares, which could result in failure to have sufficient votes represented at our annual meeting to constitute a quorum. In the absence of a quorum, the annual meeting of shareholders could not be held as scheduled, and could be delayed.
     Further, we believe that the proposals on the ballot for the election of directors, on the compensation of our named executive officers and on the frequency of an advisory vote on the compensation of our named executive officers are important to our company and its shareholders, and deserve careful consideration and voting by all shareholders.
How many shares of Common Stock constitute a quorum for the Annual Meeting?
     A majority of the shares of Common Stock outstanding as of March 4, 2011, or 98,418,510 shares, will constitute a quorum at the Annual Meeting.
What vote is required to approve each proposal?
     For election of directors, approval by a majority of all shares entitled to vote is necessary for the election of each director. For approval of Proposals 2 and 4, each requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. For Proposal 3, the particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every one, two or three years, will be the frequency of the advisory vote on the compensation of our named executive officers that shareholders approve. Although the outcome of the vote for Proposals 2 and 3 is non-binding, the Board and the Compensation Committee of the Board will review and consider the outcome of these votes when making future compensation decisions for our named executive officers and their determination as to the frequency of future advisory shareholder votes on the compensation of our named executive officers.
How are abstentions and broker non-votes treated?
     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Minnesota law and our Articles of Incorporation provide that abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but that abstentions are not treated as votes in favor of proposals voted upon at the Annual Meeting. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.
Can I change my vote after I have submitted my proxy?
     You may revoke your proxy by doing one of the following:
•	by sending a written notice of revocation to our Secretary that is received before the Annual Meeting, stating that you revoke your proxy;

•	by delivering a later-dated proxy by telephone, on the Internet, or in writing so that it is received before the Annual Meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the Annual Meeting and voting your shares in person.
Who will count the votes?
     Representatives from Wells Fargo Bank, N.A., our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Annual Meeting.
Who pays the cost of this proxy solicitation?
     We pay the costs of soliciting proxies sought by the Board. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our Common Stock. Morrow & Co., 470 West Avenue, Stamford, Connecticut, is assisting us in the solicitation of proxies at a cost to us of $8,500, plus expenses.

CORPORATE GOVERNANCE MATTERS
Board Governance
     The Board has adopted and regularly reviews and, if appropriate, revises its Corporate Governance Principles and written charters for its Audit Committee, Compensation Committee, Governance Committee and International Committee in accordance with rules of the Securities and Exchange Commission (“SEC”) and the NYSE. We and our Board continue to be committed to the highest standards of corporate governance and ethics. The Board has adopted Pentair’s Code of Business Conduct and Ethics (“Code of Conduct”) and has designated it as the code of ethics for our Chief Executive Officer and senior financial officers. Copies of all of these documents are available, free of charge, on our website at http://www.pentair.com/About_Corporate_Governance.aspx.
Board Leadership Structure
     Our Corporate Governance Principles, which can be found at http://n3.pentair.prod.atomicplaypen.net/Assets/Board-Governance-Principles.pdf, describe our policies concerning:
•	Selection and Composition of the Board

•	Board Leadership

•	Board Composition and Performance

•	Responsibilities of the Board

•	Board Relationship to Senior Management

•	Meeting Procedures

•	Committee Matters

•	Leadership Development
     We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether or not the positions should be combined or split. Since 2002, our Chief Executive Officer has also been the Chairman of the Board. The Board believes that this leadership structure has worked well for several reasons, among them:
•	We historically have had a super-majority of independent directors; only one or two officers of our company have served at any one time as directors (out of 10 or 11 members of the Board)

•	Our independent directors meet in executive session without the Chief Executive Officer present at every regular meeting of the Board

•	Our annual Board Assessment process addresses issues of Board structure and director performance

•	We have and have had since 2003 an independent member of the Board as our Lead Director

•	Our Lead Directors have served as an effective communication channel between the independent Board members and the Chief Executive Officer and among the independent Board members
     Our Lead Director is selected by the Independent Directors on our Board. His role is to provide independent leadership to the Board, act as liaison between the non-management directors and our company, and ensure that the Board operates independently of management. The principle responsibilities assigned to the Lead Director include:
•	Chairing the Board in the absence of the Chief Executive Officer;

•	Presiding over all executive sessions of the Board;

•	In conjunction with the Chairman of the Compensation Committee, giving annually the Board’s performance review of the Chief Executive Officer;

•	In conjunction with the Chairman, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;

•	In conjunction with the Chairman and Committee Chairs, ensuring an appropriate flow of information to the Directors;

•	Holding one-on-one discussions with individual directors where requested by directors or the Board; and

•	Carrying out other duties as requested by the Board.
Board’s Role in Risk Oversight
     At the direction of our Board of Directors, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board of Directors as a whole, and not a separate committee, will oversee our risk management process. Each of our Board Committees has historically focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. Our chief operating officer, general counsel and head of internal audit are the primary personnel responsible to the Board in the planning, assessment and reporting of our risk profile. The Board reviews an assessment of, and a report on, our risk profile twice a year.
Shareholder and Other Stakeholder Communication with the Board
     If you are a shareholder or other stakeholder and wish to communicate with the Board, non-management directors as a group or any individual director, including the Lead Director, you may send a letter addressed to the relevant party, c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416. The Board has instructed the Secretary to forward such communications directly to the addressee(s).
Committees of the Board
     The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the International Committee. The International Committee meets once or twice a year. The other committees generally hold meetings when the Board meets and additionally as needed. Management representatives attend each committee meeting. Independent directors generally also meet in executive session without management present at each meeting.
Audit Committee

Role:	The Audit Committee is responsible, among other things, for assisting the Board with oversight of our accounting and financial reporting processes and audits of our financial statements. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Audit Committee is directly responsible for the appointment, compensation, terms of engagement (including retention and termination) and oversight of the work of the external auditor. The Audit Committee holds meetings periodically with our independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies.

Meetings:	The Audit Committee held eight meetings in 2010.

Members:	The members of the Audit Committee are Ronald L. Merriman (Chair), Leslie Abi-Karam, Jerry W. Burris, Charles A. Haggerty and David H. Y. Ho. All members have been determined to be independent under SEC and NYSE rules. Mr. Merriman is a member of the audit committees of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation, each of which is a publicly-traded company. The Board has determined that Mr. Merriman’s service on the audit committees of three other public companies does not impair his ability to effectively serve as Chair of our Audit Committee.

Report:	You can find the Audit Committee Report under “Audit Committee Report” of this Proxy Statement.

Charter:	You can find the Audit Committee Charter at: http://n3.pentair.prod.atomicplaypen.net/Assets/Audit-Committee-Charter.pdf.

Financial
Experts:	The Board has unanimously determined that all members of the Audit Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” under SEC standards.
Compensation Committee

Role:	The Compensation Committee sets and administers the policies that govern executive compensation. This includes establishing and reviewing executive base salaries, administering the Executive Officer Performance Plan and administering equity-based compensation under the Omnibus Stock Incentive Plans. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. The Committee has engaged Hewitt Associates, a human resources consulting firm, to aid the Committee in its annual review of our executive and director compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer and director compensation levels and structures. In reviewing our compensation programs, the Committee also considers other sources to evaluate external market, industry and peer company practices. Aon Corporation, which merged with Hewitt Associates on October 1, 2010, has traditionally provided insurance brokerage and benefit administrative outsourcing services to us. For the year ended December 31, 2010, we paid Aon Corporation approximately $3.0 million for these services and Hewitt Associates approximately $260,000 for executive compensation consulting for the Committee. The decision to engage Aon Corporation for insurance brokerage and benefit administrative outsourcing services was made by management prior to the merger with Hewitt Associates and was not approved by the Board or Committee. A more complete description of the Committee’s practices can be found under “Compensation Discussion and Analysis” under the headings “Compensation Committee Practices,” “Services of Compensation Consultant,” “Role of Executive Officers in Compensation Decisions,” “Setting Executive Compensation” and “Comparative Framework.”

Meetings:	The Compensation Committee held five meetings in 2010.

Members:	The members of the Compensation Committee are David A. Jones (Chair), Glynis A. Bryan, T. Michael Glenn and William T. Monahan. All members have been determined to be independent under NYSE rules.

Report:	You can find the Compensation Committee Report under “Compensation Committee Report” of this Proxy Statement.

Charter:	You can find the Compensation Committee Charter at:
http://n3.pentair.prod.atomicplaypen.net/Assets/Compensation-Committee-Charter.pdf.
Governance Committee

Role:	The Governance Committee is responsible for, among other things, identifying individuals qualified to become directors and recommending nominees to the Board for election at annual meetings of shareholders. In addition, the Governance Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board. The Governance Committee is also responsible for developing and recommending to the Board our corporate governance principles. Finally, the Governance Committee oversees public policy matters and compliance with our Code of Conduct.

Meetings:	The Governance Committee held five meetings in 2010.

Members:	The members of the Governance Committee are Glynis A. Bryan (Chair), T. Michael Glenn, David A. Jones and William T. Monahan. All members have been determined to be independent under NYSE rules.

Charter:	You can find the Governance Committee Charter at: http://n3.pentair.prod.atomicplaypen.net/Assets/Governance-Committee-Charter.pdf.

International Committee

Role:	The International Committee reviews the international aspects of our business operations and assists management in formulating growth, development and organizational strategies for our global business units.

Meetings:	The International Committee held one meeting in 2010.

Members:	The members of the International Committee are David A. Jones (Chair), David H. Y. Ho, Ronald L. Merriman, William T. Monahan and Randall J. Hogan.

Charter:	You can find the International Committee Charter at: http://n3.pentair.prod.atomicplaypen.net/Assets/International-Committee-Charter.pdf.
Compensation Committee Interlocks and Insider Participation
     During 2010, we did not employ any member of the Compensation Committee as an officer or employee and there were no interlock relationships.
Independent Directors
     The Board determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE rules for independence of directors and our categorical standards of independence included in the Corporate Governance Principles, which you can find at http://n3.pentair.prod.atomicplaypen.net/Assets/Board-Governance-Principles.pdf. Based on these standards, the Board affirmatively determined that each of the following non-employee directors and non-employee director nominees is independent and has no material relationship with us, except as a director or shareholder:
(1)	Leslie Abi-Karam

(2)	Glynis A. Bryan

(3)	Jerry W. Burris

(4)	T. Michael Glenn

(5)	Charles A. Haggerty

(6)	David H. Y. Ho

(7)	David A. Jones

(8)	Ronald L. Merriman

(9)	William T. Monahan
     In addition, based on the NYSE standards and our categorical standards of independence included in the Corporate Governance Principles, the Board affirmatively determined that Randall J. Hogan is not independent because he is our Chief Executive Officer.
     In determining the independence of directors, our Governance Committee considers circumstances where one of our directors also serves as a director or executive officer of a company that is our customer or supplier. The

Governance Committee has reviewed each of these relationships, which are set forth below. In each case, the relationship involves sales to or purchases from the organization indicated which (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2010, 2009 and 2008; and (ii) during all relevant years were not of an amount or nature that impeded the director’s exercise of independent judgment.

Director	Relationships Considered

Leslie Abi-Karam	Executive Vice President and President, Mailing Solutions Management, Pitney Bowes Inc.

Glynis A. Bryan	Chief Financial Officer, Insight Enterprises, Inc.

Jerry W. Burris	President, Precision Components, Barnes Group Inc.

T. Michael Glenn	Executive Vice President — Market Development and Corporate Communications, FedEx Corporation

Charles A. Haggerty	Director, Beckman Coulter, Inc., Director, Deluxe Corporation and Director, Imation Corp.

David H. Y. Ho	Former Chairman of the Greater China Region, Nokia Siemens Network and Former President, Nokia China Investment Limited, a subsidiary of Nokia Corporation
Policies and Procedures Regarding Related Person Transactions
     Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•	a “related person” means any of our directors, executive officers or five-percent shareholders or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.
     Potential related person transactions must be brought to the attention of the Governance Committee directly or to the General Counsel for transmission to the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:
•	whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with any of our directors, executive officers or five-percent shareholders;

•	whether there are demonstrable business reasons for us to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under the Corporate Governance Principles’ standards for director independence; and

•	whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.
     We had no related person transactions during 2010. To our knowledge, no related person transactions are currently proposed.

PROPOSAL 1
Election of Certain Directors
Information About Directors
Board Composition
     Our Articles of Incorporation currently provide for a Board of eleven members. The Board is divided into three classes with directors serving three-year terms. The beginning date for each term is staggered so that, in any particular year, the term of only one class expires. Vacancies may be filled through appointment by the Board or through election by shareholders at a special meeting of shareholders called for that purpose. Any director appointed by the Board is required to stand for election at the next annual meeting of shareholders or next special meeting of shareholders called for that purpose. Incumbent directors Leslie Abi-Karam, Jerry W. Burris and Ronald L. Merriman are standing for election at the Annual Meeting. There is one fewer nominee for election to the Board than there are available positions on the Board. Regardless of this vacancy, you may vote your shares only for the number of nominees for director named in this Proxy Statement.
Directors’ Attendance
     The Board held eight meetings in 2010. In each of the regularly scheduled meetings, the independent directors also met in executive session, without the Chief Executive Officer or other management present. All directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the Committees on which they served during the fiscal year ended December 31, 2010. We expect our directors to attend our annual meetings of shareholders. In April 2010, all of the directors then in office attended the 2010 annual meeting of shareholders. William T. Monahan has served as the Board’s Lead Director since January 1, 2008 and acts as the presiding director for all executive sessions of the independent directors.
Director Qualifications
     The Governance Committee searches for qualified candidates to be a director, reviews the qualifications of each candidate and recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. The Board reviews the candidates recommended by the Governance Committee and nominates candidates for election or re-election by the shareholders. The Governance Committee recognizes that the contribution of the Board will depend both on the character and capacities of the directors taken individually and on their collective strengths. With this in mind, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. The Governance Committee also considers candidates who have substantial experience outside the business community, such as in the public, academic or scientific communities.
     When they consider possible candidates for appointment or election as directors, the Governance Committee and the Board are also guided by the following principles, found in our Board Governance Principles:
•	the Corporate Governance Principles and the rules adopted by the SEC and the NYSE require that at least a majority of the Board consist of independent directors;

•	each director should be chosen without regard to sex, sexual orientation, race, religion or national origin;

•	each director should possess the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director and would increase the diversity of experience, expertise and training of the Board taken as a whole;

•	each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director; and

•	each director should be committed to enhancing long-term shareholder value and be willing and able to represent the balanced, best interests of the shareholders as a whole rather than the interests of a special interest group or constituency.
     Our Board’s policies on director qualifications emphasize our commitment to diversity at the Board level — diversity not only of sex, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance is charged with observance of these director selection guidelines, and strives in reviewing potential candidates to assess the fit of his or her qualifications with the needs of the Board and our company at that time, given the then current mix of directors’ attributes. Board composition, director effectiveness and Board processes, including director recruitment and selection, are all subject areas of our annual Board Assessment.
Shareholder Nominees
     Shareholders submitted to the Governance Committee no candidates for nomination for election as a director at the 2011 Annual Meeting. According to our By-Laws, a shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any shareholder who wishes to present a candidate for consideration by the Governance Committee for election at the 2012 meeting should send a letter identifying the name of the candidate and summary of the candidate’s qualifications, along with the other supporting documentation described in Article 1, Section 10 of our By-Laws, to the Governance Committee. This letter should be addressed c/o Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416 no earlier than January 14, 2012 and no later than February 8, 2012 for consideration at the 2012 Annual Meeting. You may find a copy of our By-Laws on file with the SEC by searching the EDGAR archives at www.sec.gov/edgar/searchedgar/webusers.htm. You may also obtain a copy from us free of charge by submitting a written request to the Corporate Secretary, Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416.
Election of Directors
     The Board, upon recommendation of the Governance Committee, has nominated incumbent directors Leslie Abi-Karam, Jerry W. Burris and Ronald L. Merriman for three-year terms that expire at the 2014 Annual Meeting of Shareholders. Seven directors have terms of office that do not expire at this time and we expect that they will continue to serve their full terms.
     Biographies of the director nominees and continuing directors follow. These biographies include their ages (as of March 15, 2011); an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.
Directors Standing For Election
     For a Three-Year Term Expiring at the 2014 Annual Meeting of Shareholders
Leslie Abi-Karam, director since 2008, age 52
     Since 2008, Ms. Abi-Karam has been the Executive Vice President and President, Mailing Solutions Management of Pitney Bowes Inc., a global mailstream technology company. Between 2002 and 2008, Ms. Abi-Karam was the Executive Vice President and President, Document Messaging Technologies (DMT) of Pitney Bowes Inc. She is also responsible for all engineering, global supply chain and direct procurement operations, supplying products and sourcing for all commodity/spend management within Pitney Bowes worldwide. Between

2000 and 2002, Ms. Abi-Karam was President, Global Mail Creation and Mail Finishing, of Pitney Bowes Inc. She has been with Pitney Bowes since 1984 and has held various roles of increasing responsibility.
     Ms. Abi-Karam brings to our Board significant experience in the management of global technology businesses. As a current operating leader, Ms. Abi-Karam faces many of the same challenges as our company and provides perspective on alternative solutions to common problems.
Jerry W. Burris, director since 2007, age 47
     Since 2008, Mr. Burris has been the President, Precision Components of Barnes Group Inc. From 2006 until 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, a multinational technology and services conglomerate, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics in 2006. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare. From 2001 to 2003, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems. Mr. Burris first joined General Electric Company in 1986 in the GE Corporate Technical Sales and Marketing Program.
     Mr. Burris brings to our Board significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris provides the Board with insight into operating best practices and current developments in a variety of management contexts.
Ronald L. Merriman, director since 2004, age 66
     Mr. Merriman serves as the Chair of the Audit Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee. He also served as Executive Vice President of Ambassador International, Inc., a publicly-traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; and Managing Director of Merriman Partners, a management advisory firm, from 2004 to 2010. He is also a director of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation. Mr. Merriman also served as a director of Cardio Dynamics International from July 2003 to July 2005 and as a director of Corautus Genetics Inc. from April 2004 to May 2005.
     Mr. Merriman’s extensive accounting and financial background has strengthened our Audit Committee and its processes over the past six years. In addition, his global experience and contributions to our International Committee have assisted us in our expansion into overseas markets.
Directors Not Standing For Election
     With a Three-Year Term Expiring at the 2012 Annual Meeting of Shareholders
Charles A. Haggerty, director since 1994, age 69
     Mr. Haggerty is currently Chief Executive Officer of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty joined Western Digital Corporation, a maker of hard disc drives, in 1992, where he served as Chief Operating Officer until 1993, as Chief Executive Officer and Chairman of the Board from 1993 until he retired in 2000. From 1964 to 1992, Mr. Haggerty served in various positions at International Business Machines Corporation. Mr. Haggerty is also a director of Imation Corp., Beckman Coulter, Inc., Deluxe Corporation and LSI Corp.
     Mr. Haggerty’s long record of service with Pentair as director and Lead Director, his familiarity with our company and our various businesses, his executive management experience, extensive service as a director at other public companies, as well as his interest and expertise in corporate governance issues give him a deep understanding of the role of the Board of Directors that is instrumental in maintaining the functionality of the Board. Mr. Haggerty has served as a member of each of our Board committees, which has given him a firm understanding of the impact on us of a wide range of business situations.
Randall J. Hogan, director since 1999, age 55
     Since January 1, 2001, Mr. Hogan has been our Chief Executive Officer. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was our President and Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of our Electrical and Electronic Enclosures Group. From 1995 to 1997, he was President of the Carrier Transicold Division of United Technologies Corporation. From 1994 until 1995, he was Vice President and General Manager of Pratt & Whitney Industrial Turbines. From 1988 until 1994, he held various executive positions at General Electric Company. From 1981 until 1987, he was a consultant at McKinsey & Company. Mr. Hogan is also a director of Covidien plc. Mr. Hogan also served as a director of Unisys Corporation from 2004 to 2006.
     Mr. Hogan’s experience in operational management both with us and predecessor employers, his deep knowledge of business in general and our businesses, strengths and opportunities in particular, and his experience as a director in two other complex global public companies allow him to make significant contributions to the Board.
David A. Jones, director since 2003, age 61
     Mr. Jones serves as the Chair of the International and Compensation Committees. Since 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. In April 2010, Mr. Jones was appointed to the board of directors of Dave & Buster’s Holdings, Inc., an owner and operator of high-volume restaurant/entertainment venues, and to the board of directors as the lead director of The Hillman Group, Inc., a distributor of fasteners, key duplication systems, engraved tags and related hardware items, both of which are privately owned by Oak Hill Capital Partners. Between 1996 and 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to April 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from 2000 to 2010, as a director of Spectrum Brands from 1996 to 2007, and as a director of Tyson Foods, Inc. from 1999 to 2005.
     Mr. Jones’ extensive management experience with both public and private companies and private equity funds, coupled with his global operational, financial and mergers and acquisitions expertise, have given the Board invaluable insight into a wide range of business situations. Mr. Jones has served on each of our Board Committees, which has given him an understanding of the impact on us of a wide range of business situations.
     With a Three-Year Term Expiring at the 2013 Annual Meeting of Shareholders
T. Michael Glenn, director since 2007, age 55
     Since 1998, Mr. Glenn has been the Executive Vice President — Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. From 1994 to 1998, Mr. Glenn was Senior Vice President — Marketing and Corporate Communications of FedEx Express. Mr. Glenn is also a director of Renasant Corporation, and was formerly a director of Deluxe Corporation from 2004 to 2006.
     Mr. Glenn brings extensive strategic, marketing and communications experience to our Board from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of our strategic plans, and a strong proponent for strengthening our branding and marketing initiatives.

David H. Y. Ho, director since 2007, age 51
     Mr. Ho has been a private investor since he retired in 2008, but has significant executive experience with global technology companies. From 2007 to 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Network, a joint venture between Finland-based Nokia Corporation, a multinational telecommunications company, and Germany-based Siemens AG. Prior thereto, Mr. Ho held numerous executive positions with Nokia subsidiaries, including Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, where he served as President between 2004 and 2007 and Senior Vice President, Networks—Greater China, between 2001 and 2004. Between 1983 and 2001, Mr. Ho held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. Ho is also a director of Owens-Illinois Inc. (since 2008), Triquint Semiconductor (since 2010), and Dong Fang Electric Corporation, a Chinese State Owned Enterprise (since 2009), and was a director of 3Com Corporation from December 2008 through April 2010.
     In addition to corporate governance training received as a result of his various directorships, Mr. Ho’s extensive experience in global markets, especially in China, has contributed greatly as we have expanded our presence throughout the world, particularly in the Asia-Pacific region. In addition, he brings to our Board significant management expertise in operations, mergers, acquisitions and joint ventures in the area.
Glynis A. Bryan, director since 2003, age 52
     Ms. Bryan serves as the Chair of the Governance Committee. Since 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between 2005 and 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.
     Ms. Bryan has extensive global financial and accounting experience in a variety of business operations, especially in logistics services. Ms. Bryan originally served on the Audit Committee of the Board for five years, and was selected in 2009 by the Board to serve as the Chair of the Governance Committee. Her familiarity with all aspects of Board responsibilities at Pentair will be critical in the future as governance and risk management processes continue to develop.
William T. Monahan, director since 2001, age 63
     Mr. Monahan serves as the Lead Director. In 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From 1995 to 2004, Mr. Monahan was Chairman of the Board of Directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. Mr. Monahan is also a director of Hutchinson Technology, Inc., The Mosaic Company and Solutia Inc. and was a director of Novelis, Inc. from 2005 to 2007.
     Mr. Monahan brings to our Board a wealth of global operational and management experience, as well as a deep understanding of our businesses gained as a member of our Board for ten years. Mr. Monahan has extensive service as a board member and chief executive officer at companies in a number of different industries; his broad international perspective on business operations has been instrumental as we become more global.
     Under our By-Laws, election of directors requires the affirmative vote of a majority of all shares entitled to vote. A nominee who does not receive a majority of the votes will not be elected to our Board of Directors. The Board has the power to appoint directors to vacant positions, as would arise with respect to a nominee who did not obtain the requisite majority vote. Any such appointee must stand for election at the next annual shareholders’ meeting or at the next special shareholders’ meeting called for that purpose.

     If elected, each of the three director nominees standing for election at the Annual Meeting will serve on the Board until the Annual Meeting in 2014. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the three nominees for election named above will be unable to serve.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
     The Compensation Committee (the “Committee”) of our Board sets and administers the policies that govern our executive compensation, including:
•	establishing and reviewing executive base salaries;

•	overseeing our annual incentive compensation plans;

•	overseeing our long-term equity-based compensation plan;

•	approving all awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer and the other officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers”).
     The Committee seeks to assure that compensation paid to the Named Executive Officers is fair, reasonable and competitive, and is linked to increasing long-term shareholder value. Only independent directors serve on the Committee.
Compensation Philosophy and Objectives
     The Committee believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. The Committee evaluates both executive performance and executive compensation to attract and retain superior executives in key positions at compensation levels competitive in the marketplace. To achieve the objectives stated below, the Committee provides executive compensation packages containing both cash and equity-based compensation components that reward performance as measured against established goals. The Committee’s specific objectives include:
•	to motivate and reward executives for achieving financial and strategic objectives;

•	to provide rewards commensurate with individual and company performance;

•	to encourage innovation and growth;

•	to attract and retain top-quality executives and key employees; and

•	to align management and shareholder interests by encouraging employee stock ownership.
     To balance these objectives, our executive compensation program uses the following elements:
•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals;

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return; and

•	retirement, perquisites and other benefits, to attract and retain executives over the longer term.
     We discuss each of these components below under “2010 Compensation Program Elements” and “Changes in Compensation Program Mix for 2011.”

Compensation Committee Practices
     The Committee meets regularly to review, discuss and approve executive compensation and employee benefit plan matters. To ensure it is able to address all of its responsibilities, the Committee establishes an annual agenda at the beginning of each year. In 2010, the Committee held five regular meetings. The Committee has scheduled five regular meetings for 2011. In addition to the regularly scheduled meetings, the Committee holds special meetings when necessary.
     Committee members generally receive written materials several days prior to each regularly scheduled meeting. At the close of each regularly scheduled Committee meeting, the Committee conducts an executive session without management present. When appropriate, the Committee also meets in executive session at the close of special meetings. At the Committee’s request, the Committee’s external compensation consultant reviews committee meeting materials and attends meetings.
     In making changes to our compensation programs, the Committee considers our compensation philosophy and objectives, as well as external market, industry and peer company practices. The Committee reviews each element of the executive compensation program annually for continuing appropriateness and reasonableness.
     In December 2009 and February 2010, the Committee reviewed and approved executive salaries, equity plan incentive grants and performance measures and related targets for our annual incentive program for 2010. When reviewing proposed awards, the Committee considered our corporate performance for the year and the prior three-year period against the peer group of companies identified as the “Comparator Group” below under “Comparative Framework.” The Committee also considered our corporate performance compared to our strategic objectives. The Committee reviewed and approved equity grants for newly hired and promoted employees as required throughout the year. Committee actions relating to executive salaries, incentive awards and long-term compensation, as well as changes to our compensation programs, were submitted to the full Board for ratification and approval.
Services of Compensation Consultant
     In 2010, the Committee retained Hewitt Associates, an external compensation consultant (the “Compensation Consultant”), to advise the Committee on executive compensation issues. See “Corporate Governance Matters — Committees of the Board — Compensation Committee” for disclosure relating to services provided to us by affiliates of the Compensation Consultant.
     The Committee provides the Compensation Consultant with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of our executive compensation programs to be conducted by the Compensation Consultant. The Compensation Consultant provides the Committee with comparative market data on position-specific compensation structures, policies and programs based on analyses of relevant survey data and of the practices of the Comparator Group defined below under “Comparative Framework.” The Compensation Consultant also provides guidance on industry best practices and advises the Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.
Role of Executive Officers in Compensation Decisions
     At the request of the Committee, the Chief Executive Officer and the Senior Vice President, Human Resources, generally attend meetings of the Committee, but are not present in executive sessions and do not participate in deliberations of their own compensation. Our human resources group assists the Committee as requested on specific topics regarding compensation, as well as on specific recommendations for compensation for management throughout our company.
     The Chief Executive Officer annually reviews with the Committee the performance of each executive officer (other than himself) and presents compensation recommendations based on these reviews to the Committee. The Committee reviews these recommendations with its external compensation consultant and exercises its discretion in adopting, rejecting or changing the compensation proposals. The Committee then recommends the final compensation proposals for all Named Executive Officers, including the Chief Executive Officer, to the full Board for its approval.
     The Committee employs a formal rating process to evaluate the Chief Executive Officer’s performance. As part of this process, the Committee reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Committee Chair submits a consolidated rating report and the Committee’s recommendations regarding the Chief Executive Officer’s compensation to the independent directors for review and ratification. The Lead Director chairs a discussion with independent Board members in executive session without the Chief Executive Officer present. From that discussion, the Committee finalizes the Chief Executive Officer’s performance rating. The Committee Chair and the Lead Director review the final rating results and commentary with the Chief Executive Officer. The Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the Board’s adoption of goals and objectives for the Chief Executive Officer for the following year.
Setting Executive Compensation
     The Committee recognizes the importance of maintaining sound principles for developing and administering compensation and benefits programs. The Committee seeks to carry out its responsibilities by:
•	holding executive sessions (without management present) at every regular Committee meeting;

•	requiring clear communication of compensation policy and actions to executives and shareholders;

•	annually reviewing total annual compensation for all executive officers; and

•	establishing appropriate guidelines for executive change-in-control agreements.
Comparative Framework
     In making its recommendations to the Board concerning executive officer compensation, the Committee annually reviews and evaluates our corporate performance and our executive officers’ compensation and equity ownership. The Committee also obtains and reviews comparative data from the Compensation Consultant and a number of third-party sources, including proxy statements, publicly available information and surveys by consulting firms.
     The Committee uses external competitive benchmarks that it believes support the guiding principles outlined above for each element of compensation. For 2010, the market for assessing compensation was defined as publicly traded companies with revenue comparable to ours (revenues of approximately $1 billion — $6 billion) that are headquartered in the U.S. and engaged in one or more manufacturing sectors (the “Comparator Group”). The Committee identified these companies as our Comparator Group based upon the analysis and recommendations of the Compensation Consultant. The Comparator Group consisted of business competitors, similarly structured broadly diversified organizations and competitors for executive talent: A. O. Smith Corporation, Amphenol Corporation, Cooper Industries plc, Crane Co., Danaher Corporation, Donaldson Company, Inc., Dover Corporation, Eaton Corporation, Flowserve Corporation, Hubbell Incorporated, ITT Corporation, Pall Corporation, Parker-Hannifin Corporation, Rockwell Automation, Inc., SPX Corporation and Thomas & Betts Corporation.
2010 Compensation Program Elements
     For the fiscal year ended December 31, 2010, the principal components of compensation for Named Executive Officers were:
•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.
     The Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation, against the Committee’s goals to attract, retain and incentivize talented executives and to align the interests of these executives with those of our long-term shareholders.
Base Salaries
     We provide Named Executive Officers with a fixed base salary. Focusing on the market value of each position, the Committee’s goal is to target approximately the 50th percentile (the “Midpoint”) of the Comparator Group for executives’ base salary ranges based on available market data. Market data include published survey data and proxy statement data for our Comparator Group. The Committee establishes each Named Executive Officer’s salary within a range of 20% of the Midpoint. Differences in base salaries among the Named Executive Officers and the extent to which a Named Executive Officer’s base salary is set at a level other than the Midpoint are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance.
     Due to the uncertain market and economic conditions in late 2008 and their impact on our future performance, the Committee determined in December 2008 to freeze base salaries for most upper management personnel, including all Named Executive Officers, at 2008 levels for 2009. Following a market review by the Compensation Consultant in December 2009 and given improved economic conditions in late 2009, the Committee, with the Board’s concurrence, adopted the Chief Executive Officer’s recommendation to reinstate merit-pay salary increases for non-executive employees in March 2010, and for all executive officers, including all Named Executive Officers, in July 2010. In addition, our Chief Executive Officer voluntarily agreed to forego payment of 10% of his base salary in May 2009. His salary reverted to the prior salary level in April 2010.
Annual Incentive Compensation Plan
     To achieve the objective of providing competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Committee. We pay cash annual incentive compensation to our executive officers, including the Named Executive Officers, under the Executive Officer Performance Plan (“EOPP”). The Committee has no discretion to increase formula-derived incentive compensation under the EOPP. For 2010, the only participants in the EOPP were our executive officers.
     For each EOPP participant, the Committee determined a percentage of that executive’s base salary as a targeted level of incentive compensation opportunity, based on the Committee’s review of the Compensation Consultant’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Differences in target levels of incentive compensation opportunity among the Named Executive Officers are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility and experience. An executive officer’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible. The Committee determined incentive compensation targets in 2010 for all Named Executive Officers. These incentive compensation targets were as follows:

	Target as a	Target in
	Percent of Salary	Dollars
Randall J. Hogan	150%	$1,543,035
John L. Stauch	80%	375,912
Michael V. Schrock	100%	548,375
Frederick S. Koury	60%	237,456
Mark C. Borin	60%	183,600
Louis L. Ainsworth	60%	234,930
     Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below. The Committee approves performance goals (described below) for each year and sets each executive’s incentive compensation opportunity so that if we attain target performance levels, annual cash incentive levels will be between the 50th and 75th percentiles of our Comparator Group. If we attain superior performance levels, cash incentive compensation could exceed the 75th percentile of the Comparator Group; if we do not attain target performance levels for any of the goals, cash incentive compensation will be below the 50th percentile of our Comparator Group.
     To establish the performance goals and related targets applied to EOPP payments for the Named Executive Officers, the Committee examined goals that were recommended by the Chief Executive Officer, after consultation with the Chief Financial Officer and certain other executive officers, and that were based solely on objectively determinable financial performance measures. The Committee then assessed these recommendations in light of comparable data of the Comparator Group and relevant survey data. In February 2010, the Committee established the performance goals for 2010 for the EOPP, which the Board then ratified. The EOPP performance goals that applied to the Named Executive Officers consisted of the following quantitative measures:
•	Operating income, which means the excess of revenues over expenses for normal operating activities. For 2010, the operating income threshold was $285 million, target was $320 million and maximum was $360 million, prior to adjustments specified in the EOPP.

•	Sales, which means sales excluding the impact of acquisitions and foreign currency exchange. For 2010, the sales threshold was $2.77 billion, target was $2.88 billion and maximum was $3.00 billion, prior to adjustments specified in the EOPP.

•	Free cash flow, which means cash from operating activities less capital expenditures, including both continuing and discontinued operations, plus proceeds from sale of property and equipment. For 2010, the free cash flow threshold was $184 million, target was $232 million and maximum was $275 million, prior to adjustments specified in the EOPP.

•	EBITDA, which means earnings before interest, depreciation and amortization. For 2010, EBITDA threshold was $370 million, prior to adjustments specified in the EOPP.
The Committee believes that these performance goals correlate strongly with two primary corporate objectives: to improve the financial return from our businesses and to strengthen our balance sheet through cash flow improvement and debt reduction.
     To provide an added performance incentive, the Committee determined that the amount of incentive compensation related to each performance goal other than EBITDA would be scaled according to the amount by which the measure exceeded or fell short of the target. The Committee also determined that the performance goals for operating income, sales and free cash flow should also have a threshold level below which no incentive compensation would be earned. In the case of the operating income, sales and free cash flow, the amount of incentive compensation for each performance goal was scaled from 0.75 (at the threshold) to 2.0 times (at the maximum) the target according to a formula that was based solely on our corporate performance and was not subject to adjustment or discretion.
     In the case of EBITDA, the Committee determined that attainment of this performance goal is a necessary, but not sufficient, condition to trigger an incentive compensation award. If the EBITDA threshold was not attained, no award would be made for this performance goal. However, if the EBITDA threshold was attained, the Named

Executive Officer became eligible for the EBITDA portion of the award. The Committee retained the discretion to reduce, but not to increase, the amount of any award to a Named Executive Officer, based upon a strategy deployment factor (“SDF”). The SDF measures an individual executive’s performance against expectations in the attainment of corporate strategic goals set by the Board. The SDF is determined by the Committee for each Named Executive Officer based on its assessment of individual performance following consultation with the Chief Executive Officer.
     The Committee determined that, for 2010, the performance measures applied to EOPP payments for all Named Executive Officers were to be weighted as follows: operating income: 30%; sales: 30%; free cash flow: 20%; and EBITDA: 20%. The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as noted above.
     Operating income after adjustment for factors specified in the EOPP was $334.2 million, which exceeded the target but not the maximum. The incentive bonus percentage for the operating income measure amounted to 40.6% of each EOPP participant’s target bonus (30% weighting times 1 35.4%).
     Sales after adjustment for factors specified in the EOPP were $3.03 billion, which exceeded the maximum. The incentive bonus percentage for the sales measure amounted to 60% of each EOPP participant’s target bonus (30% weighting times 200% at maximum).
     Free cash flow after adjustment for factors specified by the EOPP was $236.2 million, which exceeded the target, but not the maximum. The incentive bonus percentage for the free cash flow measure amounted to 22.0% of each EOPP participant’s target bonus (20% weighting times 109.9%).
     EBITDA after adjustment for factors specified in the EOPP plan was $436.8 million, higher than the $370 million threshold. The Committee determined that each Named Executive Officer’s performance in 2010 met or exceeded individual performance expectations. Based on this determination, the Committee exercised its discretion to reduce awards from the maximum based on each Named Executive Officer’s SDF, resulting in incentive bonus percentage for the EBITDA measure ranging from 24.0% to 28.0% of each EOPP participant’s target for this portion of the award (20% weighting times 120% to 140%).
     Based on the foregoing, the Committee awarded EOPP incentive awards to the Named Executive Officers that are reflected in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation — Summary Compensation Table.”
2010 Long-Term Incentive Compensation
     The Committee emphasizes executive compensation that is tied to building and sustaining our company’s value through stock performance over time. We provide long-term compensation to our executives to further the objectives of:
•	motivating and rewarding executives through share price appreciation;

•	encouraging innovation and growth;

•	aligning management and shareholder interests; and

•	attracting and retaining key executive talent.
     In keeping with this philosophy, the Committee awards participants with grants of long-term incentive compensation having a value falling between the 50th and 75th percentiles of competitive compensation programs, based on the Committee’s assessment of both published survey data and data from our Comparator Group. If we build and sustain long-term shareholder value through superior performance, ongoing long-term incentive values may exceed the 75th percentile of our Comparator Group.
     In 2010, the Committee awarded long-term incentive compensation under the 2008 Pentair, Inc. Omnibus Stock Incentive Plan (the “2008 Omnibus Plan”). As it does each year, the Committee used benchmark data

(including compensation surveys, Comparator Group information and other data provided by the Compensation Consultant) to set competitive target dollar award levels for each Named Executive Officer and for each position or grade level. Differences in target dollar award levels among the Named Executive Officers were decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance. Individual awards generally range between 80 and 120 percent of the target award level, with actual award amounts determined by the Committee based on its assessment of both the executive’s individual performance against his or her individual performance goals in the previous year and company performance in the previous year against our strategic plan.
     The Committee approved the elements and mix of long-term incentive compensation under the 2008 Omnibus Plan. The Committee granted all Named Executive Officers a mix of the following components: stock options and restricted stock units.
•	Stock options: The Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. For the 2010 grant, stock options constituted 50% of the long-term incentive award’s total value.

•	Restricted stock units: The Committee determined that it would grant restricted stock units, with one-half of the restricted stock units vesting on each of the third and fourth anniversaries of the grant date, as in prior years. Each restricted stock unit represents the right to receive one share of our Common Stock upon vesting and includes one dividend equivalent unit, which, upon vesting, entitles the holder to a cash payment equal to all cash dividends declared on a share of our Common Stock from the date of grant to the date of vesting. An executive officer may elect to defer receipt of restricted stock units upon vesting under our Non-Qualified Deferred Compensation Plan. For the 2010 grant, restricted stock units constituted 50% of the long-term incentive award’s total value.
     The value of stock options and restricted stock units granted to the Named Executive Officers in 2010 is reflected in the table under “Executive Compensation — Grants of Plan-Based Awards Table.” The value of restricted shares that vested for each Named Executive Officer in 2010 and the value of options exercised by each Named Executive Officer in 2010 are shown in the table under “Executive Compensation — Option Exercises and Stock Vested.”
     The Committee also determined not to award new cash-settled performance units as in 2009 reflecting both the changes in the global economic conditions facing us in 2010 compared to 2009, and the decision by the Committee not to issue the larger number of shares in 2009 that would have been called for as long-term incentive compensation under the Committee’s normal policy, as a result of the depressed stock price at the beginning of 2009 compared to 2010.
     The Committee reviewed and approved the 2010 grants of long-term incentive compensation for executive officers in December 2009 effective on January 4, 2010. For all other recipients, in February 2010, the Committee reviewed and approved grants that were effective on March 2, 2010. The Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Committee grants awards to newly hired or promoted executives that are effective the earlier of the 15th day of the month following the date of hire or promotion or the 15th day of the month following the date of the Committee meeting at which the grant is approved. If the 15th day of such month is a day on which the New York Stock Exchange is not open for trading, then the grant date will be the first day following the 15th day of such month on which the New York Stock Exchange is open for trading. The Committee has also given the Committee Chair and the Chief Executive Officer discretion to grant equity awards to newly hired or promoted executives as required throughout the year, within the guidelines of the long-term incentive plan. The Committee then ratifies these grants at its next meeting. All options are granted at fair market value based on the closing stock price on the effective day of grant.

Prior Long-Term Incentive Grants
     In 2009, the Committee granted cash-settled performance units to the Named Executive Officers. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period, if we achieve specified company performance goals set forth in the 2008 Omnibus Plan. The performance goals are selected by the Committee at the beginning of each year of the performance period. Depending on our actual performance during each year in the three-year performance period, we might pay a target of 100%, a threshold of 75%, a maximum of 125%, or a minimum of 0%, with respect to the cash-settled performance units, contingent upon the participant’s remaining employed by us on the third anniversary of the grant date or having retired at or after age 60 with a minimum of ten years’ service. Eligible executive officers may elect to defer receipt of the cash payment under our Non-Qualified Deferred Compensation Plan.
     For 2009, the Committee selected a performance metric of achievement of an EBITDA target equal to $434.9 million. In 2009, our EBITDA was below the target level at $357.9 million, or 82% of target. For 2010, the Committee selected a performance metric of achievement of an EBITDA target equal to $420.0 million. In 2010, our EBITDA was above the target level at $436.8 million, or 104% of target. Because the performance units reflect a cumulative three-year performance period, however, the results of any one year are not determinative of the amount that may be paid out at the end of the performance period. The actual value of these performance units at final payout in 2012 will reflect our performance during each year in the three-year performance period, and may be above, below or at the target value for the entire performance period.
Changes in Compensation Program Mix for 2011
     The Committee believes that one of the strengths of our compensation program is its consistency; therefore, the Committee did not change in 2010 its compensation philosophy or objectives as described above under “Compensation Philosophy and Objectives.” In light of recent economic and market conditions, however, the Committee did revise the mix of elements of the compensation program for the Named Executive Officers and the broader management team for 2011. After review of our short- and long-term incentive plans, our preliminary 2011 operating plan, our financial position and current market trends for executive compensation prepared by the Compensation Consultant, management and the Committee modified our compensation program from that in 2010 primarily to establish a cash-settled performance unit as a part of long-term incentive compensation.
     The Committee believes that these changes will both enable our company to retain and attract talented management and to further management alignment with shareholder interests.
Base Salaries
     The Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by the Compensation Consultant, the Committee, with the Board’s concurrence, approved annual merit increases to base salary for each executive officer effective January 1, 2011.
Annual Incentive Compensation
     The Committee also reviewed the Company’s cash incentive plans and approved performance measures and goals for 2011. The Committee determined that operating income, sales and cash flow generation would be the three primary operating measures used to determine cash incentive compensation amounts for 2011. The sales performance payout will be contingent upon achieving a segment level return on sales threshold. These measures correlate strongly with two primary corporate objectives: to improve the financial return from our businesses, and to strengthen our balance sheet through cash flow improvement and debt reduction. In addition, the Committee also approved an EBITDA target to be used with SDFs in assessing individual performance for the year. The performance measures (and related target amounts) applicable to all Named Executive Officers for 2011 will be weighted as follows: operating income 40%, sales 20%, cash flow 20% and EBITDA (SDF) 20%.
     No changes are being made in the administration of the EOPP, the setting of incentive compensation opportunity targets, the methodology for calculating actual incentive compensation payouts or the Committee’s procedures for reviewing and approving awards under the plan, as described above under “Annual Incentive Compensation Plan.”
Long-Term Incentive Compensation
     The Committee approved in December 2010 the elements and mix of long-term incentive compensation for 2011 under the 2008 Omnibus Plan. The Committee granted all Named Executive Officers a mix of the following components: stock options, restricted stock units and cash-settled performance units.
•	Stock options: The Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. However, the mix of stock options for the 2011 grant was reduced to one-third of the long-term incentive award’s total value.

•	Restricted stock units: The Committee determined that it would grant restricted stock units, with one-half of the restricted stock units vesting on each of the third and fourth anniversaries of the grant date, as in prior years. Each restricted stock unit represents the right to receive one share of our Common Stock upon vesting and includes one dividend equivalent unit, which, upon vesting, entitles the holder to a cash payment equal to all cash dividends declared on a share of our Common Stock from the date of grant to the date of vesting. An executive officer may elect to defer receipt of restricted stock units upon vesting under our Non-Qualified Deferred Compensation Plan. However, the mix of restricted stock units for the 2011 grant was reduced to one-third of the long-term incentive award’s total value.

•	Cash-settled performance units: The Committee determined that it would also grant cash-settled performance units in 2011, reflecting the desire of the Committee to grant performance-based awards but also to limit the number of shares of our Common Stock that are issued pursuant to long-term incentive awards. Each performance unit entitles the holder to a cash payment following the end of a three-year performance period, if we achieve specified company performance goals set forth in the 2008 Omnibus Plan. The performance goals selected by the Committee for the 2011 to 2013 performance period were revenue growth and return on invested capital, each weighted 50%.

Depending on cumulative company performance over the three-year performance period, we will pay nothing if a threshold is not met, 50% of the target value if the threshold is met, 100% of the target value if the target is met and 200% of the target value if the maximum is met. Eligible executive officers may elect to defer receipt of the cash payment under our Non-Qualified Deferred Compensation Plan. For the 2011 grant, the value of cash-settled performance units awarded constituted one-third of the long-term incentive award’s total value.
Stock Ownership Guidelines
     The Committee and the Board have established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders and to further encourage long-term performance and growth. The Committee monitors our executives’ compliance with these stock ownership guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. For 2010, “stock ownership” included stock owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in our employee stock ownership plan or our employee stock purchase plan. The Committee determined that, over a period of five years from appointment, key employees should accumulate and hold Common Stock equal to a multiple of base salary as follows:

Stock Ownership Guidelines
Executive Level	(as a multiple of salary)
Chief Executive Officer	5x base salary
President, Chief Operating Officer; Executive Vice President and Chief Financial Officer	3x base salary
Senior Vice President, Human Resources; Senior Vice President and General Counsel	2.5x base salary
Other key executives	2x base salary
Stock Ownership for the Currently-Serving Named Executive Officers as of December 31, 2010

	Share	12/31/10	Ownership	Meets
	Ownership	Market Value	Guideline	Guideline
Randall J. Hogan	606,879	$22,157,152	$4,955,275	Yes
John L. Stauch	73,723	2,691,627	1,385,835	Yes
Michael V. Schrock	174,975	6,388,337	1,625,061	Yes
Frederick S. Koury	49,354	1,801,915	979,700	Yes
Mark C. Borin	10,250	374,228	606,000	No (1)

(1)	Mr. Borin joined the Company in March 2008, and will have five years from his appointment to meet the stock ownership requirement.
Retirement and Other Benefits
     The Named Executive Officers and other executives and employees participate in the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan. We also provide other benefits such as medical, dental and life insurance and disability coverage to employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels at the 50th percentile of similar benefits given by our Comparator Group.
     The Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan were all amended in 2008 to comply with final regulations under Internal Revenue Code Section 409A. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants as described below.
The Pentair, Inc. Pension Plan
     The Pentair, Inc. Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Participation in the Pension Plan is restricted to those Named Executive Officers and other employees who were hired on or before December 31, 2007. Benefits under the Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pension Plan after December 31, 2017. Benefits under the Pension Plan are payable after retirement in the form of an annuity.
     Compensation covered by the Pension Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive Compensation — Summary Compensation Table” and 2009 incentive compensation paid in March 2010 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation — Summary Compensation Table.” The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2010, the annual limitation was $245,000.

     Benefits under the Pension Plan are calculated as an annuity equal to the sum of:
•	1.0 percent of the participant’s highest final average earnings multiplied by years of service; and

•	0.5 percent of such earnings in excess of Primary Social Security compensation.
     Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits for all participants will be paid.
The Pentair Supplemental Executive Retirement and Restoration Plan
     The Pentair, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Pentair, Inc. Restoration Plan (“Restoration Plan”) are unfunded, nonqualified defined benefit pension plans for all executive officers and other key executives selected by the Committee who were hired or became a participant on or before December 31, 2007. Benefits under these two Plans vest upon the completion of five years of benefit service (all service following initial participation). These Plans are combined for all administrative, accounting and other purposes. Each of the Named Executive Officers participate in the SERP and each of the Named Executive Officers other than Mr. Borin participate in the Restoration Plan. All Named Executive Officers other than Mr. Stauch and Mr. Borin are fully vested in these Plans.
     Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings for a five calendar-y ear period (ending with retirement). Benefits vested as of December 31, 2004, are payable after retirement in the form of either a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004, are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the SERP after December 31, 2017. Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the 2010 “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation — Summary Compensation Table.”
     Benefits under the SERP are calculated as:
•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15% multiplied by years of benefit service.
     As discussed above, the Pension Plan limits retirement benefits for compensation earned in excess of the annual limitation imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2010. The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of this annual limitation. The only participants in the Restoration Plan are those executive officers and other selected key leaders who participate in the SERP. Restoration Plan benefits are combined and administered with those payable under the SERP and are paid in the same manner and at the same time.
     Benefits under the Restoration Plan are calculated as:
•	final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by

•	earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table:

Service Age	Percentage
Under 25	4%
25-34	5.5%
35-44	7%
45-54	9%
55 or over	12%
     The benefit percentages calculated above are added and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.
     The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the table under “Executive Compensation — Pension Benefits.”
The Pentair Retirement Savings and Stock Incentive Plan
     The Pentair Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50 percent of base salary and incentive compensation on a before-tax basis and 15 percent of compensation on an after-tax basis, into their 401(k) plan (“RSIP”). We normally match an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first one percent, and 50 cents for each dollar contributed to the RSIP by participating employees on the next five percent, of their regular earnings. In addition, after the first year of employment, we contribute to the ESOP an amount equal to 1 1/2 % of cash compensation (salary and incentive compensation) for each participant in the RSIP, to incent employees to make contributions to our retirement plan. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2010.
     Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Our Common Stock is not a permitted investment choice under the RSIP. We make ESOP contributions in our Common Stock. Participants may sell and immediately reinvest stock contributions within the ESOP into any other investment vehicles offered under the RSIP/ESOP Plan. In addition, ESOP balances, but not RSIP balances, may be reinvested into the Company’s Common Stock, effective in 2009.
     Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan.
     Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation — Summary Compensation Table.” Pentair matching contributions allocated to the Named Executive Officers under the RSIP/ESOP Plan are included in the “All Other Compensation” column under “Executive Compensation — Summary Compensation Table.” Matching contributions are generally made a year in arrears.
     We determined to temporarily suspend in June 2009 all matching contributions to participant accounts under the RSIP/ESOP Plan as a result of worsening economic conditions and uncertainty about future company performance. We reinstated matching contributions to participant accounts in 2010, effective January 1 for the ESOP and April 1 for the RSIP. All Named Executive Officers were subject to the suspension of contributions in 2009 and benefited from their reinstatement on the same basis as other participants in 2010.
Medical, Dental, Life Insurance and Disability Coverage
     Employee benefits such as medical, dental, life insurance and disability coverage are available to all U.S.-based participants through our active employee plans. In addition to these benefits to active employees, we provide post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $2,000,000) in life insurance, and up to $10,000 per month in long-term disability coverage. The cost of the active employee benefits in 2010 for the Named Executive Officers was as follows:

Cost of
Officer	Benefits
Randall J. Hogan	$13,140
John L. Stauch	$13,203
Michael V. Schrock	$12,796
Frederick S. Koury	$12,351
Mark C. Borin	$12,724
Louis L. Ainsworth	$5,437
     The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all of our U.S. salaried employees.
Other Paid Time-Off Benefits
     We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.
Deferred Compensation
     We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a median annual salary of $121,100 in 2010. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. We normally make contributions in two tranches to the Sidekick Plan on behalf of participants similar to our contributions under the RSIP/ESOP Plan with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2010, but below the Sidekick Plan’s compensation limit of $700,000.
     Participants in the Sidekick Plan are allowed to invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan, and our Common Stock is not a permitted investment choice under the Plan.
     Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation — Summary Compensation Table.” Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “Executive Compensation — Summary Compensation Table.”
     We determined to temporarily suspend in May and June 2009 the matching contributions to participant accounts under the Sidekick Plan as a result of worsening economic conditions and uncertainty about future company performance. We determined to reinstate matching contributions at the beginning of 2010, effective in January and April. All Named Executive Officers were subject to the suspension of contributions in 2009 and benefited from their reinstatement on the same basis as other participants in 2010.
Perquisites and Other Personal Benefits
     We provide Named Executive Officers with a perquisite program (the “Flex Perq Program”) under which the Named Executive Officers receive a cash perquisite allowance in an amount that the Committee believes is customary, reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews market data provided by the Compensation Consultant to assess the levels of perquisites provided to Named Executive Officers.
     For 2010, the total aggregate annual allowance under the Flex Perq Program was $35,000 for the Chief Executive Officer and the President and Chief Operating Officer, and $30,000 for all other participants. In addition to the allowance provided under the Flex Perq Program, we provided reimbursement for an annual executive physical and related expenses for the Chief Executive Officer and President and Chief Operating Officer.

     These amounts are included in the “All Other Compensation” column under “Executive Compensation — Summary Compensation Table” and are set forth in more detail in footnote 5 to that table.
Severance and Change-in-Control Benefits
     We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our on-going business and reduces the key executive’s concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and its shareholders due to the economic security afforded by these benefits.
     We provide the following severance and change-in-control benefits to our executive officers:
•	We have entered into agreements with our key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control.

•	The EOPP provides that, upon a change in control, each EOPP participant is entitled to receive any outstanding and unpaid award for the year before the change of control as well as an award for the then-current year calculated on the basis of the executive’s base salary immediately before the change of control and assuming that the year’s EOPP targets have been attained.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all outstanding options granted under such plans that are unvested become fully vested.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding shares of restricted stock granted under such plans shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control.

•	The 2008 Omnibus Plan and its predecessors provide that, upon a change in control, all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under such plans shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change of control.

•	The 2008 Omnibus Plan provides that, upon a change in control, all cash-settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.

•	Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Committee.
     We explain these benefits more fully below under “Executive Compensation — Potential Payments Upon Termination Or Change In Control.”
Retention Agreements
     We entered into a Confidentiality and Non-Competition Agreement dated as of January 6, 2005, with Michael Schrock, our President and Chief Operating Officer. The Confidentiality and Non-Competition Agreement requires Mr. Schrock to devote his full-time and energy to furthering our business and prohibits Mr. Schrock, during or after his term of employment, from disclosing or using, for his own benefit or the benefit of another party, confidential information that he may learn or acquire during his employment. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock for two years following his last day of employment with us. It does not contain severance provisions.

Impact of Tax Considerations
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements, including periodic shareholder approval of the benefit plans under which we pay such performance-based compensation. Annual cash incentive compensation generally is performance-based compensation meeting those requirements and, as such, is fully deductible.
     The Committee also considers the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Internal Revenue Code, and attempts to structure compensation in a tax-efficient manner, both for the Named Executive Officers and for our company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.
THE COMPENSATION COMMITTEE:
David A. Jones, Chair
Glynis A. Bryan
T. Michael Glenn
William T. Monahan

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2008, 2009 and 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred	All Other	Total
				Stock	Option	Incentive Plan	Compensation	Compens	Compensati
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	ation	on
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Randall J. Hogan Chairman and Chief Executive Officer	2010	991,055	0	2,717,399	3,420,504	2,209,062	777,775	177,422	10,293,217
	2009	936,693	0	1,955,544	1,706,806	1,264,536	1,138,773	186,633	7,188,985
	2008	1,003,600	0	1,615,005	2,499,908	525,155	566,922	203,771	6,414,361
John L. Stauch Executive Vice President and Chief Financial Officer	2010	461,945	0	893,516	1,124,721	541,769	313,823	79,755	3,415,529
	2009	454,000	0	1,618,536	524,258	319,616	274,029	98,333	3,288,772
	2008	454,000	0	546,880	843,930	130,207	139,651	67,339	2,182,007
Michael V. Schrock President and Chief Operating Officer	2010	541,688	0	1,191,366	1,499,629	804,948	677,442	100,532	4,815,605
	2009	535,000	0	770,048	698,813	470,800	550,917	158,454	3,184,032
	2008	535,000	0	649,420	1,005,214	171,735	237,198	147,366	2,745,933
Frederick S. Koury Senior Vice President, Human Resources	2010	391,880	0	514,453	647,569	354,103	236,871	56,742	2,201,618
	2009	388,000	0	355,324	331,110	214,176	236,751	87,276	1,612,637
	2008	388,000	0	341,800	525,112	83,459	124,626	73,988	1,536,985
Mark C. Borin (6) Corporate Controller and Chief Accounting Officer	2010	303,000	0	257,226	323,784	273,791	126,430	44,087	1,328,318
Louis L. Ainsworth (7) Senior Vice President, General Counsel and Secretary	2010	238,689	0	406,134	511,238	204,180	279,277	44,637	1,684,155
	2009	382,000	0	304,865	275,925	197,112	268,713	85,639	1,514,254
	2008	382,000	0	290,530	435,093	82,168	172,066	69,082	1,430,939

(1)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”) (formerly referred to as SFAS No. 123(R)), of restricted stock and restricted stock units granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011.

(2)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011.

(3)	The amounts in column (g) with respect to 2010 reflect cash awards to the named individuals pursuant to awards under the EOPP in 2010 which were determined by the Compensation Committee at its February 21, 2011 meeting and, to the extent not deferred by the executive, paid shortly thereafter.

(4)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(5)	The table below shows the components of column (i), which include perquisites and other personal benefits; the company match under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan; company-paid life insurance premiums; and dividends on restricted stock awards:

	(a)	(b)	(c)	(d)	(e)	(f)
				Matches
	Perquisites	Other	Matches	under the
	under the	Perquisites	under Defined	Employee	Life	Dividends on
	Flex Perq	and Personal	Contribution	Stock	Insurance	Restricted
	Program	Benefits	Plans	Purchase Plan	Premiums	Stock Awards
Name	($)(a)	($)(b)	($)(c)	($)	($)	($)
Mr. Hogan	35,000	14,211	1,225	0	1,944	125,042
Mr. Stauch	30,000	1,703	1,225	1,800	1,371	43,656
Mr. Schrock	35,000	7,984	1,225	2,250	1,600	52,473
Mr. Koury	30,000	0	1,225	0	1,155	24,362
Mr. Borin	30,000	680	2,373	0	892	10,142
Mr. Ainsworth	22,500	0	4,107	0	647	17,383

(a)	The amount shown in column (a) for each individual reflects amounts paid to or for the benefit of each Named Executive Officer under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amount shown in column (b) includes travel and related expenses for such individual’s spouse in conjunction with a Board meeting, reimbursement for costs associated with an annual executive physical and related travel expenses for Mr. Hogan and reimbursement for costs associated with an annual executive physical for Mr. Schrock.

(c)	The amount shown in column (C) for each individual reflects amounts contributed by us to the RSIP/ESOP Plan or the Sidekick Plan with respect to salary deferrals in 2009 that were paid in 2010.

(6)	Mr. Borin became a named executive officer in 2010. He was not a named executive officer in either 2008 or 2009.

(7)	Mr. Ainsworth retired effective August 1, 2010.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under			Estimated Future Payouts
			Non- Equity Incentive Plan			Under Equity Incentive
			Awards (2)			Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number	Number of	or Base	Grant Date
		Compensation							of Shares	Securities	Price of	Fair Value
		Committee							of Stock	Underlying	Option	of Stock
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Date	Date (1)	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)(4)	($/sh)	Awards ($)(5)
Randall J. Hogan	1/4/2010	12/15/2009							81,408			$2,717,399
	1/4/2010	12/15/2009								362,572	$33.38	3,420,504
	N/A	N/A	$1,157,276	$1,543,035	$3,086,070
John L. Stauch	1/4/2010	12/15/2009							26,768			893,516
	1/4/2010	12/15/2009								119,220	33.38	1,124,721
	N/A	N/A	281,934	375,912	751,824
Michael V. Schrock	1/4/2010	12/15/2009							35,691			1,191,366
	1/4/2010	12/15/2009								158,960	33.38	1,499,629
	N/A	N/A	411,281	548,375	1,096,750
Frederick S. Koury	1/4/2010	12/15/2009							15,412			514,453
	1/4/2010	12/15/2009								68,642	33.38	647,569
	N/A	N/A	178,092	237,456	474,912
Mark C. Borin	1/4/2010	12/15/2009							7,706			257,226
	1/4/2010	12/15/2009								34,321	33.38	323,784
	N/A	N/A	137,700	183,600	367,200
Louis L. Ainsworth	1/4/2010	12/15/2009							12,167			406,134
	1/4/2010	12/15/2009								54,191	33.38	511,238
	N/A	N/A	176,198	234,930	469,860

(1)	The Compensation Committee’s practices for granting options and restricted stock units, including the timing of all grants and approvals therefor, are described under “Compensation Discussion and Analysis — 2010 Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under our EOPP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable under the EOPP would be paid in March 2011, based on Company performance in 2010.

(3)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer.

(4)	The amounts shown in column (k) reflect the number of options to purchase Common Stock granted to each Named Executive Officer.

(5)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards						Stock Awards
										Equity
									Equity	incentive
				Equity					incentive	plan
				incentive					plan	awards:
				plan			Number		awards:	Market
				awards:			of	Market	Number	or payout
	Number of	Number of		Number of			shares	value of	of	value of
	securities	securities		securities			of stock	shares of	unearned	unearned
	underlying	underlying		underlying			or units	stock or	shares	shares
	unexercised	unexercised		unexercised	Option		that have	units that	that have	that have
	options	options		unearned	exercise	Option	not been	have not	not	not
	(#)	(#)		options	price	expiration	vested	vested	vested	vested
Name	Exercisable	Unexercisable		(#)	($)(1)	date	(#)(2)	($)(3)	(#)	($)
Randall J. Hogan							199,331	$7,277,575
	244,706	—			$18.1485	1/2/2012
	295,630	—			$22.8800	1/2/2014
	275,000	—			$40.9500	1/6/2015
	200,000	—			$34.2800	1/3/2016
	319,775	—			$30.0500	1/3/2017
	115,624	—			$35.9900	1/2/2013
	222,166	111,084	(4)		$34.1800	1/2/2018
	103,096	206,192	(5)		$24.7800	1/2/2019
	—	362,572	(6)		$33.3800	1/4/2020
John L. Stauch							116,174	$4,241,513
	121,000	—			$33.0100	2/15/2017
	12,500	—			$31.5600	3/1/2017
	75,000	37,500	(4)		$34.1800	1/2/2018
	31,666	63,334	(5)		$24.7800	1/2/2019
	—	119,220	(6)		$33.3800	1/4/2020
Michael V. Schrock							93,873	$3,427,303
	73,602	—			$22.8800	1/2/2014
	16,991	—			$32.4900	10/22/2011
	60,000	—			$40.9500	1/6/2015
	6,662	—			$41.4300	10/22/2011
	29,786	—			$41.4300	1/2/2012
	17,991	—			$41.4300	1/2/2013
	7,951	—			$41.4300	1/2/2014
	68,000	—			$34.2800	1/3/2016
	110,000	—			$30.0500	1/3/2017
	10,132	—			$36.7800	1/2/2013
	89,333	44,667	(4)		$34.1800	1/2/2018
	41,666	83,334	(5)		$24.7800	1/2/2019
	—	158,960	(6)		$33.3800	1/4/2020
Frederick S. Koury							43,677	$1,594,647
	7,304	—			$20.5350	9/9/2013
	35,000	—			$22.8800	1/2/2014
	25,000	—			$40.9500	1/6/2015
	27,777	—			$34.2800	1/3/2016
	45,139	—			$30.0500	1/3/2017
	46,666	23,334	(4)		$34.1800	1/2/2018
	20,000	40,000	(5)		$24.7800	1/2/2019
	—	68,642	(6)		$33.3800	1/4/2020
Mark C. Borin							18,625	$679,999
	21,066	10,534	(7)		$33.7700	4/15/2018
	9,000	18,000	(5)		$24.7800	1/2/2019
	—	34,321	(6)		$33.3800	1/4/2020

	Option Awards					Stock Awards
									Equity
								Equity	incentive
			Equity					incentive	plan
			incentive					plan	awards:
			plan			Number		awards:	Market
			awards:			of	Market	Number	or payout
	Number of	Number of	Number of			shares	value of	of	value of
	securities	securities	securities			of stock	shares of	unearned	unearned
	underlying	underlying	underlying			or units	stock or	shares	shares
	unexercised	unexercised	unexercised	Option		that have	units that	that have	that have
	options	options	unearned	exercise	Option	not been	have not	not	not
	(#)	(#)	options	price	expiration	vested	vested	vested	vested
Name	Exercisable	Unexercisable	(#)	($)(1)	date	(#)(2)	($)(3)	(#)	($)
Louis L. Ainsworth	65,630	—		$22.8800	1/2/2014
	50,000	—		$40.9500	1/6/2015
	5,476	—		$41.4400	1/2/2011
	1,775	—		$44.8200	1/2/2011
	4,674	—		$35.4500	1/2/2011
	9,705	—		$37.4000	1/2/2012
	50,000	—		$34.2800	7/31/2015
	5,748	—		$38.6600	1/2/2012
	5,374	—		$41.3500	1/2/2012
	50,000	—		$30.0500	7/31/2015
	22,465	—		$35.7700	1/2/2013
	38,666	19,334 (4)		$34.1800	7/31/2015
	16,666	33,334 (5)		$24.7800	7/31/2015
	—	54,191 (6)		$33.3800	7/31/2015

(1)	The exercise price for all stock option grants is the fair market value of our Common Stock on the date of grant.

(2)	With respect to 41,667 of the restricted stock units of Mr. Stauch, 100% of the restrictions lapse on the fourth anniversary of the grant date. With respect to 44,335 shares of restricted stock granted to Mr. Hogan and 29,000 shares of restricted stock granted to Mr. Schrock, restrictions on the restricted stock lapse upon the earlier to occur of the following (i) 100% of the restrictions lapse on retirement and (ii) restrictions with respect to 50% of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining 50% of the shares will lapse on the fourth anniversary of the grant date. With respect to the following restricted stock awards, the restrictions with respect to 50% of the shares will lapse on the second anniversary of the grant date, and the restrictions on the remaining 50% of the shares will lapse on the third anniversary of the grant date. Mr. Hogan: 9,797 shares; Mr. Stauch: 2,364 shares; Mr. Schrock: 3,482 shares; Mr. Koury: 1,515 shares; and Mr. Borin: 879. For all other awards of restricted stock or restricted stock units, the restrictions with respect to 50% of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining 50% of the shares will lapse on the fourth anniversary of the grant date.

(3)	The amounts in this column were calculated by multiplying the closing market price of our Common Stock on December 31, 2010 (the last day of our most recently completed fiscal year) of $36.51 by the number of unvested restricted stock or restricted stock units.

(4)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2008.

(5)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2009.

(6)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, January 4, 2010.

(7)	One-third of the options will vest on each of the first, second and third anniversaries of the grant date, April 15, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE
     The following table shows a summary of the stock options exercised by the Named Executive Officers in 2010 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2010.

	Option awards		Stock awards
	Number of		Number of	Value
	shares	Value realized	shares	realized on
	acquired on	on exercise	acquired on	vesting
Name	exercise (#)	($)(1)	vesting (#)(2)	($)(3)
Randall J. Hogan	167,696	$3,767,194	97,462	$3,342,846
John L. Stauch	0	0	11,738	379,562
Michael V. Schrock	11,690	127,246	79,756	2,632,181
Frederick S. Koury	12,696	180,981	10,015	335,346
Mark C. Borin	0	0	878	29,913
Louis L. Ainsworth	4,370	35,572	45,002	1,561,464

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our Common Stock on the exercise date and the exercise price of options.

(2)	With respect to Mr. Hogan’s shares acquired on vesting, 26,540 shares were vested solely for the purpose of us withholding such shares to satisfy tax withholding obligations as a result of Mr. Hogan attaining 10 years of service and age 55, which permits certain shares of restricted stock to vest prior to retirement.

(3)	Reflects the amount calculated by multiplying the number of shares vested by the market price of our Common Stock on the vesting date.
PENSION BENEFITS
     Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2010 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan, which are described in detail under “Compensation Discussion and Analysis — Retirement and Other Benefits.” The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

		Number of	Present value	Payments
		years	of	during last
		credited	accumulated	fiscal year
Name	Plan name	service (#)	benefit ($)(1)	($)
Randall J. Hogan	Pentair, Inc. Pension Plan	13	248,524	0
	Pentair, Inc. Supplemental Executive Retirement Plan	13	7,982,688	0
John L. Stauch	Pentair, Inc. Pension Plan	4	44,560	0
	Pentair, Inc. Supplemental Executive Retirement Plan	4	890,641	0
Michael V. Schrock	Pentair, Inc. Pension Plan	13	289,382	0
	Pentair, Inc. Supplemental Executive Retirement Plan	12	3,179,255	0
Frederick S. Koury	Pentair, Inc. Pension Plan	7	98,201	0
	Pentair, Inc. Supplemental Executive Retirement Plan	7	1,081,619	0
Mark C. Borin(2)	Pentair, Inc. Pension Plan	0	0	0
	Pentair, Inc. Supplemental Executive Retirement Plan	3	315,842	0
Louis L. Ainsworth	Pentair, Inc. Pension Plan	14	469,078	15,255
	Pentair, Inc. Supplemental Executive Retirement Plan	14	1,959,873	0

(1)	The Supplemental Executive Retirement Plan benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:
•	Except for Mr. Ainsworth’s calculations, the Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2010. Mr. Ainsworth’s calculations are based on the actual pension amounts (and forms) he is receiving or has elected to receive.

•	Except as noted above for Mr. Ainsworth, present values for the Pension Plan are based on a life-only annuity. Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.

•	The present value of Pension Plan benefits as of December 31, 2010 was calculated assuming a 5.90% interest rate and the male and female RP2000 mortality table, projected 15 years for post-retirement decrements with no pre-retirement mortality used.

•	The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2010 was calculated assuming a 5.90% interest rate.

(2)	Mr. Borin was hired after December 31, 2007 and therefore is not eligible to participate in the Pension Plan.
     The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.
NONQUALIFIED DEFERRED COMPENSATION TABLE
     The following table sets forth the contributions, earnings, distributions and year-end balances for each of the Named Executive Officers under our Sidekick Plan described under “Compensation Discussion and Analysis — Retirement and Other Benefits — Deferred Compensation.” Contributions we make to the Sidekick Plan are intended to make up for contributions to our RSIP/ESOP Plan (including our matching contributions) for cash compensation above the maximum imposed by Internal Revenue Code Section 401(a)(17), which was $245,000 in 2010. Because the Internal Revenue Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17). We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by Internal Revenue Code Section 401(a)(17), but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings/(Loss) in	Withdrawals/	December 31,
	2010	2010	2010	Distributions	2010
Name	($)	($)	($)	($)	($)
Randall J. Hogan	68,824	24,993	105,366	0	1,695,745
John L. Stauch	108,350	9,519	50,463	0	396,196
Michael V. Schrock	61,608	13,700	171,464	0	1,487,373
Frederick S. Koury	41,140	5,173	71,081	0	464,043
Mark C. Borin	0	1,226	1,834	0	14,622
Louis L. Ainsworth	94,516	5,556	89,030	887,319	665,217
     The amounts set forth in the column “Executive Contributions in 2010” reflect the amount of cash compensation each Named Executive Officer deferred in 2010 under the Sidekick Plan. The amount set forth in the “Aggregate Withdrawals/Distributions” column reflects a payment to Mr. Ainsworth after his retirement.
     The amounts set forth in the column “Registrant Contributions in 2010” are the totals of contributions we made in 2010 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions we made under the RSIP/ESOP Plan, are included in the “Summary Compensation Table” in the column labeled “All Other Compensation” above. The contributions we made are derived from some or all of the following sources:
•	Matching contributions equal to one dollar for each dollar contributed up to one percent of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed up to six percent, deferred in 2009 by each Named Executive Officer; we normally make these contributions one year in arrears. Matching contributions were suspended for all participants in June 2009 and were reinstated in April 2010.

•	A discretionary contribution of up to 1 1/2 % of Covered Sidekick Compensation earned in 2009 for each Named Executive Officer; we normally make these contributions one year in arrears. Matching contributions were suspended for all participants in May 2009 and were reinstated in January 2010.
     The amounts set forth in the column “Aggregate Earnings/(Loss) in 2010” reflect the amount of investment earnings realized by each Named Executive Officer on the mutual fund investments chosen that are offered to participants in our RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either Plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     Except for the following items, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; such payments or benefits (other than following a change in control) would be in the discretion of the Compensation Committee.
•	Restricted stock vesting: Restriction periods on grants of restricted stock under the Pentair, Inc. Omnibus Stock Incentive Plan approved by our shareholders in 2004 and terminated in May 2008 (the “2004 Omnibus Plan”) automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 55. The value of unvested restricted stock granted prior to 2009 is reflected in the “Outstanding Equity Awards at December 31, 2010” table above. As of December 31, 2010, Mr. Hogan and Mr. Schrock were the only Named Executive Officers who had attained 10 years of service and age 55.

•	Stock option vesting: Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 55, unvested options granted under the 2004 Omnibus Plan continue to vest according to the schedule in effect prior to retirement and, once vested, remain exercisable until the earlier of the expiration or the five-year anniversary of the Named Executive Officer’s retirement date. Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60, unvested options granted under the 2008 Omnibus Plan continue to vest according to the schedule in effect prior to retirement and, once vested, remain exercisable until the earlier of the expiration or the five-year anniversary of the Named Executive Officer’s retirement date. All such options are reflected in the “Stock Option Vesting” column of the table under the heading “Quantification of Compensation Payable upon Change in Control” below. As of December 31, 2010, Mr. Hogan and Mr. Schrock were the only Named Executive Officers who had attained 10 years of service and age 55 and no Named Executive Officers had attained the age of 60.

•	Restricted stock unit vesting: Restriction periods on grants of restricted stock units under the 2008 Omnibus Plan automatically lapse upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60. The value of such restricted stock units granted in 2010 is reflected in the “Outstanding Equity Awards at December 31, 2010” table above. As of December 31, 2010, no Named Executive Officers had attained the age of 60.

•	Cash-settled performance unit vesting: Upon the retirement of a Named Executive Officer who has also attained 10 years of service and age 60, cash-settled performance units granted under the 2008 Omnibus Plan vest. Payments to retired Named Executive Officers will be based upon actual Company performance to the date of expiration of the performance period, and will be paid in the year following the expiration. As of December 31, 2010, no Named Executive Officers had attained the age of 60.

•	Certain benefits upon a change in control described under the heading “Change in Control Agreements” below.
Change in Control Agreements
     We have entered into agreements with certain key corporate executives and business division leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason, then the executive officer is entitled to certain severance payments.
     Under these agreements, a “change in control” is deemed to have occurred if:
•	any person is or becomes the beneficial owner of securities representing 20% (or 30% in the case of Mr. Borin and Mr. Stauch) or more of our outstanding shares of Common Stock or combined voting power;

•	a majority of our board of directors changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•	we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.
     Under these agreements, the term “cause” means:
•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony; or

•	continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.
     Under these agreements, the term “good reason” means:
•	a breach of the agreement by us;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•	an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

•	a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of notice thereof (this provision applies to the agreements of all Named Executive Officers other than Mr. Borin and Mr. Stauch);

•	relocation of an officer’s principal place of employment to a location more than 35 miles from his or her principal place of employment on the date 180 days prior to the change in control;

•	imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control;

•	our failure to cause a successor to assume an officer’s agreement; or

•	only in the case of the Chief Executive Officer, a voluntary termination for any reason within 30 days following the first anniversary of any change of control.
     The benefits under these agreements include:
•	upon any change in control:
•	incentive compensation awards for the year in question to be paid at target under the EOPP for Named Executive Officers(1);

•	immediate vesting of all unvested stock options and termination of all restrictions on restricted stock awards issued under the 2004 Omnibus Plan or 2008 Omnibus Plan, without regard to either plan’s forfeiture provisions(1);

•	cash-settled performance awards to be paid at one-third of target if the award cycle has been in effect less than 12 months, at two-thirds of the then-current value if the award cycle has been in effect for between 12 and 24 months, and at the then-current value if the award cycle has been in effect for 24 months or more months, in each case as if all performance or incentive requirements and periods had been satisfied(1); and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

(1)	Benefits pursuant to these compensation plans are also applicable to all other participants.
•	upon termination of the executive by us other than for death, disability or cause or by the executive for good reason, after a change in control:
•	severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year in question or bonus received in the prior year;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to three years;

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•	the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service; and

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors.
     In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the three-year period, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.
Change in Control Provisions of Incentive Plans
     The EOPP also contains provisions that apply in the event of a change in control. For the year in which a change in control occurs, awards for such year are determined by using the participants’ annual base salary as in effect immediately before the change in control and by assuming the performance goals for that year have been attained at target levels. Such awards must be paid to the participant within 10 days of the change in control. In addition, certain requirements are modified or eliminated, including the requirement that a participant remain employed through the end of the applicable incentive period, completion of an annual audit, review and approval by the Compensation Committee. The EOPP also includes a provision that eliminates the Compensation Committee’s discretion to reduce awards.

     The 2004 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change of control on the executive’s awards:
•	all outstanding options granted under the 2004 Omnibus Plan that are unvested become fully vested; and

•	all restrictions applicable to outstanding shares of restricted stock granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control.
     The 2008 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change of control on the executive’s awards:
•	all outstanding options granted under the 2008 Omnibus Plan that are unvested become fully vested;

•	all restrictions applicable to outstanding shares of restricted stock granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change of control;

•	all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change of control; and

•	all cash-settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.
     Benefits pursuant to these compensation plans are also applicable to all other participants.
Quantification of Compensation Payable upon Change in Control
     The amount of compensation payable to each Named Executive Officer (other than Mr. Ainsworth) upon a change of control and termination of the executive by us other than for death, disability or cause or by the executive for good reason after a change in control is shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus are estimates of the amounts that would be paid out to the executives upon a change in control or their termination following a change in control. The actual amounts to be paid out can only be determined at the time of such change in control or executive’s separation.

			Restricted	Cash-							Total:
			Stock and	Settled				Legal &	Medical,		Change in
	Cash		Restricted	Perform-	SERP	Incentive		Account-	Dental,		Control	Total:
	Termination	Stock Option	Stock Unit	ance Unit	& Related	Compen-	Outplace	ing	Life	Excise Tax	Followed by	Change in
	Payment	Vesting	Vesting	Vesting	Pension	sation	-ment	Advisors	Insurance	Gross Up	Termination	Control
Executive	(1)	(2)	(2)	(2)	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(2)
Randall J. Hogan	$7,545,816	$3,812,308	$7,277,575	$1,304,035	$0	$1,486,582	$50,000	$15,000	$39,420	$0	$21,530,736	$13,880,500
John L. Stauch	$2,098,615	$1,203,441	$4,241,513	$433,168	$1,040,820	$369,556	$46,989	$15,000	$25,133	$2,296,255	$11,770,490	$6,247,678
Michael V. Schrock	$2,725,158	$1,579,127	$3,427,303	$642,965	$0	$541,688	$50,000	$15,000	$38,388	$0	$9,019,629	$6,191,083
Frederick S. Koury	$1,577,220	$738,418	$1,594,647	$276,665	$0	$235,128	$39,576	$15,000	$37,052	$945,528	$5,459,234	$2,844,858
Mark C. Borin	$1,291,500	$347,428	$679,999	$122,899	$352,470	$181,800	$30,600	$15,000	$24,177	$895,155	$3,921,450	$1,332,126

(1)	Triggered only upon a change of control and a termination of the executive officer by us other than for death, disability or cause or by the executive for good reason.

(2)	Triggered solely upon a change of control.

     The amounts above assume that:
•	our Common Stock was valued at $36.51, the closing market price for our Common Stock on December 31, 2010;

•	outplacement services fees are the maximum possible under the change in control agreements (10% of annual base salary) for each executive officer, except for Mr. Hogan and Mr. Schrock, for which outplacement services are assumed to be $50,000;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•	medical, dental and life insurance coverage will continue for three years after termination at the current cost per year for each executive.
     Under certain circumstances, as reflected above, we may pay to an executive covered by a change in control agreement an excise tax gross up. In determining the amount of any such gross up included in the tables above, we made the following material assumptions: an excise tax rate of 20% under Section 280G of the Internal Revenue Code, a combined federal and state individual tax rate of 41.9%, and we would be able to overcome any presumption that grants of stock options or restricted stock units in 2010 were made in contemplation of a change in control pursuant to regulations promulgated under the Internal Revenue Code. In addition, no excise tax gross up will be made if the portion of the payments treated as “parachute payments” received by an executive in the event of a change of control can be reduced by not more than 10% and escape an excise tax. In that event, the payments will be reduced to the highest qualifying amount and no gross up will be paid. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control, a value may be attributed, which would result in a reduction of amounts subject to the excise tax.
Executive Retirement
     Effective on August 1, 2010, Louis L. Ainsworth retired as our Senior Vice President, General Counsel and Secretary and became eligible for the normal retirement benefits we provide to our executive officers. These included benefits under the Pension Plan, the SERP, the Restoration Plan and other benefits described above under the heading “Compensation Discussion and Analysis — Retirement and Other Benefits.” Under the terms of the 2004 Omnibus Plan and 2008 Omnibus Plan, the restriction period applicable to all outstanding awards of restricted stock granted to Mr. Ainsworth lapsed at the time of his retirement. The fair market value of these restricted shares is reflected in the “Option Exercises and Stock Vested Table” above. In addition, all outstanding option awards, whether or not vested at the time of his retirement, will continue to vest under their normal vesting schedule and be exercisable until the earlier of the expiration date specified at the time the award was made or the fifth anniversary of his retirement date.
Risk Considerations in Compensation Decisions
     The Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of the Company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore the Committee annually reviews several factors in establishing compensation programs, setting compensation levels and selecting target measures for variable compensation programs.
•	The relative values of base salaries, annual cash bonuses and long-term equity grants for employees

•	The mix of incentive target performance measures for each business and for the Company as a whole under the Company’s annual cash bonus programs

•	The relative weighting of target performance measures for each business and the Company as a whole

•	The impact of these performance measures on the Company’s financial results

•	The likelihood that achievement of performance metrics could have material adverse impacts on Company financial performance in succeeding fiscal periods

•	The relative significance of each of the Company’s businesses to its overall financial performance

•	The extent to which performance measures are not directly reflected in audited financial statements

•	The balance between the achievement of short-term objectives and longer-term value creation
     The Committee will continue to assess our executive management programs to align employee interests with those of long-term shareholder interests.

PROPOSAL 2
Advisory Vote on the Compensation of the Named Executive Officers
     Executive compensation is an important matter to us, the Board and the Compensation Committee and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Named Executive Officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement.
     As we describe in detail under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement, we have designed our executive compensation programs to align executive and shareholder interests by rewarding the achievement of specific annual, longer-term and strategic goals that create long-term shareholder value. We utilize our executive compensation programs to provide competitive compensation within our peer group that will motivate and reward executives for achieving financial and strategic objectives, provide rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels, encourage innovation and growth, attract and retain the Named Executive Officers and other key executives and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
     The Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these compensation objectives. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates the Named Executive Officers to perform at their highest levels while increasing long-term value to our shareholders. With these compensation objectives in mind, the Compensation Committee has taken compensation actions including the following:
•	Approving merit base salary increases for the Named Executive Officers effective July 2010 only once economic conditions and our financial performance had improved, targeting approximately the 50th percentile of our peer group.

•	Linking the annual cash incentive for the Named Executive Officers to performance goals that correlated strongly with two primary corporate objectives of improving the financial return from our businesses and strengthening our balance sheet through cash flow improvement and debt reduction.

•	Having approximately 84% of the total 2010 compensation disclosed in the Summary Compensation Table for the Named Executive Officers (excluding the increase in pension value and non-qualified deferred compensation earnings) consist of annual and longer-term incentives, including the cash annual incentive and restricted stock units and stock option grants, that were at risk if certain performance goals were not satisfied or were subject to our future performance.

•	Requiring executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

•	Generally limiting perquisites to a limited annual cash allowance and not providing tax reimbursements on such perquisites.
     The Compensation Committee’s compensation actions like those described above demonstrate our continued commitment to align executive compensation with shareholders’ interests while providing competitive compensation to attract, motivate and retain the Named Executive Officers and other key executives. We will continue to review and adjust our executive compensation programs with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our shareholders.
     The Board and the Compensation Committee request the support of our shareholders for the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This advisory vote on the compensation of the Named Executive Officers gives our shareholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation programs with the interests of our shareholders while continuing to retain key talented executives that drive our company’s success, we ask that our shareholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement. Accordingly, for the reasons we discuss above, the Board and the Compensation Committee recommend that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the Proxy Statement.”
     This vote on the compensation of the Named Executive Officers is advisory and not binding on us, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Named Executive Officers is non-binding, the Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 2.
PROPOSAL 3
Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers
     As required by Section 14A of the Securities Exchange Act of 1934, we are seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC. Shareholders may vote to approve holding an advisory vote on the compensation of our named executive officers every one, two or three years.
     The Board and the Compensation Committee have given serious consideration to the recommended frequency of the advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, the Board and the Compensation Committee recommend that shareholders approve holding the advisory vote on the compensation of our named executive officers every year.
     We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on shareholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide the Board and the Compensation Committee with frequent input from shareholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing shareholders frequent direct input on our compensation philosophy, policies and programs.
     For the reasons discussed above, the Board and the Compensation Committee recommend that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of shareholders every year. When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should understand that they are not voting “for” or “against” the recommendation of the Board and the Compensation Committee to hold the advisory vote every year. Rather, shareholders will have the option to vote whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

     The option that receives the most votes from shareholders will be considered by the Board and the Compensation Committee as the shareholders’ recommendation as to the frequency of future shareholder advisory votes on the compensation of our named executive officers. However, the outcome of this vote on the frequency of future shareholder advisory votes on the compensation of our named executive officers is advisory and not binding on us, the Board or the Compensation Committee. Accordingly, the Board and the Compensation Committee may choose to hold the advisory vote on the compensation of our named executive officers on a more or less frequent basis than the option recommended by shareholders. Nevertheless, the Board and the Compensation Committee will review and consider the outcome of this vote when making its determination as to the frequency of future advisory shareholder votes on the compensation of our named executive officers.

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE UNANIMOUSLY
RECOMMENDS A VOTE FOR HOLDING THE ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS ONCE EVERY YEAR.

DIRECTOR COMPENSATION
     We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value.
     Mr. Hogan, our only employee-director, is not and will not be separately compensated for service as a member of the Board.
     In view of the global economic recession in 2009, our non-employee directors voluntarily reduced their Board retainer by 10%, from $40,000 to $36,000. The Board Retainer was reinstated at the annual rate of $40,000 effective April 1, 2010 and, as a result, each non-employee Board member received a pro-rated Board retainer in the amount of $39,000 in 2010. Non-employee director compensation for 2010 was as set forth below.
Annual Retainers
     Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$40,000
Lead Director Supplemental Retainer	20,000
Audit Committee Chair Supplemental Retainer	20,000
Compensation Committee Chair Supplemental Retainer	10,000
Governance Committee Chair Supplemental Retainer	5,000
International Committee Chair Supplemental Retainer	5,000
Audit Committee Retainer	9,000
Other Committee Retainer (per committee)	4,000
Attendance Fees
     For Board meetings, we paid each director $2,000 for personal attendance and $500 for attendance by telephone (or video conference). For committee meetings lasting less than two hours, we paid directors $1,500 for personal attendance ($2,000 for committee Chairs), and $500 for attendance by telephone (or video conference). For committee meetings lasting longer than two hours, we paid the directors $2,500 ($3,000 for committee Chairs) for personal attendance and $1,000 for attendance by telephone (or video conference). For our management’s annual strategic planning meeting, we paid each director $2,000 for personal attendance and $500 for attendance by telephone.
Deferred Compensation
     Under the Pentair, Inc. Compensation Plan for Non-Employee Directors, our non-employee directors may elect to defer payment of all or a portion of their annual retainers and meeting fees in the form of share units. The value of a share unit is equal to the market value of a share of Common Stock. Share units carry no voting or investment power. We currently match 15% of the amount of any annual retainer that is deferred. A portion of our directors’ fees also may be paid directly in the form of share units under the equity compensation provisions of the Plan; however, no director was paid in that manner in 2010.
Equity Awards
     Non-employee directors also receive a grant of options and restricted stock units under the 2008 Omnibus Plan as a part of their compensation. Options granted are exercisable at the closing price of our stock on the date of grant, have a ten-year term and vest in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock units granted vest in one-third increments on each of the first, second and third anniversaries of the grant date. Each restricted stock unit represents the right to receive one share of our Common Stock upon vesting and includes one dividend equivalent unit, which, upon vesting, entitles the holder to a cash payment equal to all cash dividends declared on a share of our Common Stock from the date of grant to the date of vesting. Non-employee directors may elect to defer receipt of restricted stock units upon vesting under our Compensation Plan for

Non-Employee Directors. All of our non-employee directors received option and restricted stock unit grants in 2010. Future grants of equity awards for non-employee directors will also be made under the 2008 Omnibus Plan, including those granted in January 2011.
Stock Ownership Guidelines
     Within five years after election, non-employee directors are expected to acquire and hold our Common Stock or stock equivalents having a value equal to five times the annual board retainer for non-employee directors.
Stock Ownership for the Currently-Serving Directors as of December 31, 2010

	Share	12/31/10	Ownership	Meets
	Ownership	Market Value(1)	Guideline	Guideline
Leslie Abi-Karam	3,094	$112,962	$195,000	No	(2)
Glynis A. Bryan	11,494	419,646	195,000	Yes
Jerry W. Burris	4,160	151,882	195,000	No	(3)
T. Michael Glenn	6,848	250,020	195,000	Yes
Charles A. Haggerty	162,939	5,948,903	195,000	Yes
David H. Y. Ho	9,436	344,508	195,000	Yes
David A. Jones	29,098	1,062,368	195,000	Yes
Ronald L. Merriman	12,455	454,732	195,000	Yes
William T. Monahan	41,191	1,503,883	195,000	Yes

(1)	Based on the closing market price for our Common Stock on December 31, 2010 of $36.51.

(2)	Ms. Abi-Karam became a director in February 2008 and will have five years from the commencement of service as a director to meet the stock ownership requirement.

(3)	Mr. Burris became a director in October 2007 and will have five years from the commencement of service as a director to meet the stock ownership requirement.
Director Compensation Table
     The table below summarizes the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name (1)	($)(2)	($)(3)	($)(4)	($)	($)	($)
Leslie Abi-Karam	$72,000	$46,031	$57,925	$0	$0	$175,956
Glynis A. Bryan	87,800	46,031	57,925	0	0	191,756
Jerry W. Burris	82,700	46,031	57,925	0	0	186,656
T. Michael Glenn	78,025	46,031	57,925	0	0	181,981
Charles A. Haggerty	89,200	46,031	57,925	0	0	193,156
David H. Y. Ho	94,800	46,031	57,925	0	0	198,756
David A. Jones	115,400	46,031	57,925	0	0	219,356
Ronald L. Merriman	115,980	46,031	57,925	0	0	219,936
William T. Monahan	109,000	46,031	57,925	0	0	212,956

(1)	Randall Hogan, our Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a director. The compensation received by Mr. Hogan as our employee during and for 2010 is shown under “Executive Compensation — Summary Compensation Table.”

(2)	The directors’ deferred receipt of 2010 cash compensation in the form of share units under our Compensation Plan for Non-Employee Directors is as follows:

			Number of Deferred
			Share Units Held Under
			Compensation Plan for
		Share Units	Non-Employee
		Purchased with 2010	Directors as of 12/31/10
Name	2010 Fees Deferred	Deferred Fees	(a)
Leslie Abi-Karam	$0	0	3,094
Glynis A. Bryan	59,800	1,771	10,144
Jerry W. Burris	55,200	1,634	4,160
T. Michael Glenn	40,775	1,200	4,848
Charles A. Haggerty	89,200	2,623	72,784
David H. Y. Ho	94,800	2,787	9,436
David A. Jones	115,400	3,387	23,298
Ronald L. Merriman	15,180	449	970
William T. Monahan	0	0	19,201

(a)	Includes all share units deferred in all years of service as a director and all additional share units credited as a result of reinvestment of dividend equivalents, in each case net of distributions pursuant to distribution elections.

(3)	The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with ASC 718 (formerly referred to as SFAS No. 123(R)), of restricted stock units granted during the fiscal year ended December 31, 2010. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. As of December 31, 2010, each director had the following number of restricted stock units: Leslie Abi-Karam: 1,379; Glynis A. Bryan: 1,379; Jerry W. Burris: 1,379; T. Michael Glenn: 1,379; Charles A. Haggerty: 1,379; David H. Y. Ho: 1,379; David A. Jones: 1,379; Ronald L. Merriman: 1,379; and William T. Monahan: 1,379.

(4)	The amounts in column (d) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during the fiscal year ended December 31, 2010. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. As of December 31, 2010, each director had the following number of options outstanding: Leslie Abi-Karam: 27,607; Glynis A. Bryan: 83,340; Jerry W. Burris: 43,340; T. Michael Glenn: 43,340; Charles A. Haggerty: 74,420; David H. Y. Ho: 43,340; David A. Jones: 83,340; Ronald L. Merriman: 73,340; and William T. Monahan: 103,340.

SECURITY OWNERSHIP
     The following table contains information concerning the beneficial ownership of our Common Stock as of March 4, 2011, by each director, by each executive officer listed in the Summary Compensation Table, and by all directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our Common Stock as of December 31, 2010.

			Right to
Name of	Common	Share	Acquire within	Restricted	ESOP		Percent of
Beneficial Owner	Stock(1)	Units(2)	60 days(3)	Stock(4)	Stock(5)	Total	Class(6)
Leslie Abi-Karam	459	3,111	17,779	0	0	21,349
Louis L. Ainsworth	68,456	0	368,318	0	0	436,774
Mark C. Borin	815	0	63,310	4,980	35	69,140
Glynis A. Bryan	1,350	10,921	73,512	0	0	85,783
Jerry W. Burris	0	4,897	33,512	0	0	38,409
T. Michael Glenn	2,000	5,535	33,512	0	0	41,047
Charles A. Haggerty	90,155	74,019	63,399	0	0	227,573
David H. Y. Ho	0	10,358	33,512	0	0	43,870
Randall J. Hogan	505,394	0	2,111,034	19,678	1,452	2,637,558	2.68%
David A. Jones	5,800	24,388	73,512	0	0	103,700
Frederick S. Koury	29,601	0	273,100	5,758	417	308,876
Ronald L. Merriman	11,723	1,258	63,512	0	0	76,493
William T. Monahan	22,048	19,764	93,512	0	0	135,324
Michael V. Schrock	133,321	0	671,434	11,241	1,452	817,448
John L. Stauch	20,981	0	349,073	9,182	198	379,434
Directors and executive officers as a group (17 persons)	926,013	154,251	4,471,743	53,362	14,472	5,619,841	5.71%
Wellington Management Company, LLP (7)	10,806,873						10.95%
BlackRock, Inc.(8)	5,867,641						5.95%

(1)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses has been disclaimed in some instances. Amounts listed do not include 500,000 shares held by the Pentair, Inc. Master Trust for various pension plans sponsored by us or by our subsidiaries. The Trust Investment Committee of such Master Trust included Randall J. Hogan, John L. Stauch, Frederick S. Koury and Michael G. Meyer. Although these individuals could be deemed under applicable SEC rules to “beneficially own” all of the shares held by these pension plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.

(2)	Represents share units held under our Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units.

(3)	Represents stock options exercisable within 60 days from March 4, 2011 and, for Mr. Borin, 2,270 restricted stock units to vest within 60 days from March 4, 2011.

(4)	Restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.

(5)	Represents shares owned as a participant in the ESOP. As of March 4, 2011, Fidelity Management Trust Company (“Fidelity”), the Trustee of the ESOP, held 2,490,432 shares of Common Stock (2.53%). Fidelity disclaims beneficial ownership of all shares. The ESOP participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(6)	Less than 1% unless otherwise indicated.

(7)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210. As of December 31, 2010, Wellington Management Company, LLP had shared voting power over 6,113,623 shares of our Common Stock, shared dispositive power over 10,806,873 shares of our Common Stock and beneficial ownership of 10,806,873 shares of our Common Stock.

(8)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. As of December 31, 2010, BlackRock, Inc. had sole voting power over 5,867,641 shares of our Common Stock, sole dispositive power over 5,867,641 shares of our Common Stock and beneficial ownership of 5,867,641 shares of our Common Stock.

PROPOSAL 4
Ratification of Appointment of Deloitte & Touche LLP
as Our Independent Registered Public Accounting Firm for 2011
     Our Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. We are seeking the shareholders’ ratification of such action. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will make another appointment effective for the subsequent fiscal year. Even if the shareholders ratify the appointment, the Audit Committee, in its discretion, may select a new independent auditor at any time that it believes such change would be in our best interests and in the best interests of our shareholders.
     We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

EACH OF THE BOARD AND THE AUDIT COMMITTEE UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 4.
AUDIT COMMITTEE DISCLOSURE
Audit Committee Pre-approval Policy
     The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditor. Any permitted non-audit services to be performed by the independent auditor must be pre-approved by the Audit Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2010. Responsibility for this pre-approval may be delegated to one or more members of the Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.
Service Fees Paid to the Independent Registered Public Accounting Firm
     We engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to provide various audit, audit-related, tax and other permitted non-audit services to us during fiscal years 2009 and 2010. Their fees for these services were as follows (in thousands):

	2010	2009
Audit fees, including aggregate fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits and review of SEC filings	$3,824	$3,693

Audit-related fees, with respect to acquisitions and divestitures, employee benefit plan audits, accounting research and certain other attest services	216	110

Total audit and audit-related fees	4,040	3,803

Tax fees, relating to tax consulting and tax return assistance	895	1,203

All other fees relating to miscellaneous services	0	0

Total fees paid to Deloitte Entities	$4,935	$5,006

AUDIT COMMITTEE REPORT
     In connection with the financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:
•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010, with management;

•	discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board and Rule 2-07 of SEC Regulation S-X; and

•	received the written disclosure and letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
     Based upon these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. The Board has approved this inclusion.
THE AUDIT COMMITTEE
Ronald L. Merriman, Chair
Leslie Abi-Karam
Jerry W. Burris
Charles A. Haggerty
David H. Y. Ho
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Our executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of these reports to us.
     We have reviewed copies of reports furnished to us, or written representations that no reports were required. Based solely on these reports, we believe that during 2010 our executive officers and directors complied with all such filing requirements.
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS
     The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the SEC is November 25, 2011. A shareholder who otherwise intends to present business at the 2012 Annual Meeting must comply with the requirements set forth in our By-Laws. The By-Laws state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the By-Laws to our Secretary not less than 45 days nor more than 70 days prior to the first annual anniversary of the date when we first mailed our proxy statement to shareholders in connection with the immediately preceding annual meeting. Accordingly, we must receive notice of a shareholder proposal submitted under our By-Laws between January 14, 2012 and February 8, 2012. If the notice is received after February 8, 2012, then the notice will be considered untimely and we are not required to present such proposal at the 2012 Annual Meeting. If the Board chooses to present a proposal submitted under our By-Laws at the 2012 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to us at our principal executive offices: 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary.

OTHER BUSINESS
     Our management does not know of any other matter to be presented for action at the Annual Meeting. However, if any other matter should be properly presented at the Annual Meeting, the persons named in the proxy accompanying this Proxy Statement intend to vote the proxy in accordance with their best judgment.
2010 ANNUAL REPORT ON FORM 10-K
     Any shareholder wishing to review, without charge, a copy of our 2010 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices: 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary.
REDUCE DUPLICATE MAILINGS
     To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address.
     If you wish to receive separate copies of each proxy statement and annual report, please notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.
     If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416, Attention: Corporate Secretary, Telephone: (763) 545-1730 or (800) 328-9626.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pnr
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2011.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1,
FOR Proposals 2 and 4 and for “1 Year” on Proposal 3.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Leslie Abi-Karam	☐	☐	☐

	02 Jerry W. Burris	☐	☐	☐

	03 Ronald L. Merriman	☐	☐	☐

2.	An advisory vote to approve the compensation of our named executive officers		☐ For	☐ Against	☐ Abstain

3.	An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011	☐ For	☐ Against	☐ Abstain
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED AS THE BOARD RECOMMENDS.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date	2011

THIS CARD MUST BE DATED
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     The undersigned hereby appoints Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 4, 2011 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 28, 2011, at the ☐ Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
     Furthermore, if I am a participant in the Pentair, Inc. Employee Stock Ownership Plan (Pentair ESOP),
I hereby direct Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 28, 2011, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Pentair ESOP as of March 4, 2011. I understand that my vote must be received by Wells Fargo Bank, N.A., acting as tabulation agent for the Pentair ESOP Trustee, by April 26, 2011. If it is not received by that date, or if the voting instructions are invalid, the shares held in my account will be voted by Fidelity Management Trust Company, in the same proportion that the other participants direct them to vote shares allocated to their accounts.
See reverse for voting instructions.
110920

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:   ☐

COMPANY #

Vote by Internet or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pnr Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 25, 2011.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet, do NOT mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
   Please fold here – do not separate
The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1,
FOR Proposals 2 and 4 and for “1 Year” on Proposal 3.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Leslie Abi-Karam	☐	☐	☐

	02 Jerry W. Burris	☐	☐	☐

	03 Ronald L. Merriman	☐	☐	☐

2.	An advisory vote to approve the compensation of our named executive officers					☐ For	☐ Against	☐ Abstain

3.	An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers				☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011					☐ For	☐ Against	☐ Abstain
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED AS THE BOARD RECOMMENDS.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Date	2011

THIS CARD MUST BE DATED

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN AND RETURN PROMPTLY
TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.
     As a participant in the Pentair, Inc. International Stock Purchase and Bonus Plan (Plan), I hereby appoint Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. allocated to my account in the Plan as of March 4, 2011, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Thursday, April 28, 2011, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
See reverse for voting instructions.
110920-1

PLEASE SIGN AND RETURN PROMPTLY TO REDUCE SOLICITATION EXPENSES
PENTAIR, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2011
     The undersigned hereby appoints Randall J. Hogan and John L. Stauch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on March 4, 2011, at the Annual Meeting of Shareholders of Pentair, Inc., to be held at 10:00 a.m., Thursday, April 28, 2011, at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.
THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND FOR “1 YEAR” ON PROPOSAL 3.

1.	ELECTION OF DIRECTORS:
			FOR	AGAINST	ABSTAIN

	01	Leslie Abi-Karam	☐	☐	☐

	02	Jerry W. Burris	☐	☐	☐

	03	Ronald L. Merriman	☐	☐	☐
(continued on reverse side)

(continued from reverse side)

2.	An advisory vote to approve the compensation of our named executive officers		☐ For	☐ Against	☐ Abstain

3.	An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	☐ 1 year	☐ 2 years	☐ 3 years	☐ Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011		☐ For	☐ Against	☐ Abstain
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED AS THE BOARD RECOMMENDS.
The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.

Signature

Signature if held jointly

Dated:		,	2011

THIS CARD MUST BE DATED.
(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)